Exhibit (a)(3)
ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.
E-4, Floor 3, Haijin Square, Taizi Road, Nanshan District
Shenzhen, PRC 518067
December __, 2009
Dear Shareholder:
We intend to engage in a transaction that will result in the termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under these laws. Often referred to as a “going-private transaction”, the transaction is a reverse split of our common stock whereby each 500 shares of our common stock will be converted to one share of our common stock (“Reverse Split”). Holders of less than one whole share after completion of the Reverse Split will receive cash in lieu of fractional interests in an amount equal to $0.068 for each pre-split share that becomes a fractional interest. As a result, shareholders owning fewer than 500 shares of our common stock prior to the Reverse Split at the close of business on the effective date of the Reverse Split will no longer be shareholders of the Company. Shareholders owning 500 or more shares of our common stock on a pre-split basis on the effective date of the Reverse Split will not be entitled to receive cash in lieu of whole or fractional shares of our common stock resulting from the Reverse Split. The $0.068 per share price to be paid for fractional shares represents the fair value for a share of our common stock as determined by a special committee (the “Special Committee”) of our board of directors (the “Board”). The Special Committee, consisting of the sole independent member of the Board, was established by the Board to evaluate and review the going-private transaction. The Special Committee based its determination of fair value upon, among other things, the valuation report and fairness opinion of Loveman-Curtiss, Inc., our financial advisor.
We are not asking you for a proxy and you are requested not to send us a proxy. Three shareholders holding shares representing approximately 70.8% of the votes entitled to be cast at a meeting of the Company’s shareholders, previously consented in writing to the proposed Reverse Split and going-private transaction. The elimination of the need for a special meeting of the shareholders to approve the Reverse Split is authorized by Section 78.320 of the Nevada Revised Statutes. That Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take action at a meeting at which all shares entitled to vote on the matter were present and voted, may be substituted for the special meeting. The approval by the shareholders will not become effective until 15 days from the date of mailing of the accompanying Information Statement to our shareholders.
Under Nevada law, shareholders are entitled to dissenters’ rights of appraisal in connection with this type of going-private transaction. The accompanying Information Statement contains details on the transactions described in this letter, including important information concerning the Reverse Split and the deregistration of our common stock, as well as the dissenters’ rights of appraisal. We urge you to read it very carefully.

Although our Board has approved the Reverse Split and subsequent deregistration of our common stock, it has reserved the right to modify, postpone or abandon the proposed Reverse Split and deregistration at any time before they are consummated for any reason.
Thank you for your continued support.
/s/ Yulong Guo
Yulong Guo
Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY
INFORMATION STATEMENT
Asia Electrical Power International Group Inc, a Nevada corporation (the “Company”, “we”, “our”) is furnishing this Information Statement to its shareholders, pursuant to and in accordance with the requirements of Section 13(e) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13e-3 under the Exchange Act, in connection with the Company’s plan to effect a reverse stock split of its common stock (the “Common Stock”) with a view to reducing the number of shareholders of record of the Company to fewer than 300 and subsequently terminating the registration of the Common Stock under the Exchange Act, after which the Company will no longer be subject to the public reporting obligations under federal securities laws, thereby “going private.” The Company plans to file a Form 15 with the Securities and Exchange Commission promptly after the effectiveness of the reverse stock split. The registration of the Common Stock under the Exchange Act will terminate 90 days after the filing of the Form 15.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.
The Company may not consummate the proposed reverse stock split until 15 days after the date on which it first mails this Information Statement to shareholders, or until [ ___, 2010].

TABLE OF CONTENTS

SUMMARY TERM SHEET	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8
SPECIAL FACTORS	9
Background of the Transaction	9
Purpose of the Transaction	12
Reasons for the Transaction	13
Factors Considered by the Special Committee	13
Alternatives to the Transaction	16
Effect of the Transaction	16
Reports, Opinions or Appraisals	18
Shareholder Approval	21
Dissenters’ Rights	21
Access Rights	23
Source and Amount of Funds	24
BACKGROUND	24
The Filing Person	24
Structure of the Transaction	24
The Company’s Securities	26
Security Ownership of Certain Beneficial Owners and Management	26
Related Party Transactions	27
Management	27
FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION	28
Tax Consequences to the Company	28
Tax Consequences to Shareholders Who Do Not Receive Cash for Fractional Shares	28
Tax Consequences to Shareholders Whose Entire Interest in our Common Stock, Both Directly and Indirectly, is Terminated	28
Tax consequences to Shareholders Whose Entire Interest in our Common Stock, Directly but not Indirectly, is Terminated	29
FINANCIAL AND OTHER INFORMATION	30
Historical Financial Information and Management’s Discussion and Analysis of Financial Condition and Results of Operation	30
Pro Forma Consolidated Financial Statements (Unaudited)	30
Pro Forma Condensed Consolidated Nine Months Statement of Operations (Unaudited)	31
Pro Forma Condensed Consolidated Year-End Statement of Operations (Unaudited)	31
Ratio of Earnings to Fixed Charges	31
Book Value Per Share	31
Changes and Disagreements with Accountants on Accounting and Financial Disclosure	31
WHERE YOU CAN FIND ADDITIONAL INFORMATION	32

SUMMARY TERM SHEET
This summary term sheet highlights selected information from this Information Statement. This summary term sheet, however, may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read the entire Information Statement and all of its exhibits. For your convenience, we have directed your attention to the location in this Information Statement where you can find a more complete discussion of each item listed below.
As used in this Information Statement, “AEPW”, the “Company”, “we”, “our” and “us” refer to Asia Electrical Power International Group Inc., and the “Transaction” or “Reverse Split” refers to the reverse stock split discussed below, together with the related cash payments to the shareholders in lieu of fractional shares of our common stock.
The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, it will enable us to terminate the registration of our common stock under Section 15(d) of the Exchange Act and terminate our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

Reverse Split	We will effect a share combination or “Reverse Split” of our common stock whereby each 500 outstanding shares of our common stock will be converted into one whole share, and in lieu of our issuing fractional shares to shareholders owning less than one whole share of common stock after effectiveness of the share combination, we will pay cash equal to $0.068 multiplied by the number of pre-split shares held by a shareholder who owns fewer than 500 shares immediately prior to the split. Shareholders with fewer than 500 shares immediately prior to the Reverse Split will have no further equity interest in AEPW and will become entitled only to a cash payment equal to $0.068 times the number of pre-split shares. In addition, we will effect a reverse split of our preferred stock, all of the outstanding shares of which are held by our President and Chief Executive Officer. See “Background – Structure of the Transaction” starting on page 24.

Timing	The Company intends to effect the Reverse Split as soon as practicable after all filing requirements have been satisfied. The Company proposes to consummate the Reverse Split 15 days after the date on which we first mail this Information Statement to our shareholders. The effective date of the Reverse Split will be the date the Company files a Certificate of Change to its Articles of Incorporation with the Nevada Secretary of State (the “Effective Date”).

Purpose of Transaction	The primary purpose of the Transaction will be to reduce the number of our shareholders of record to less than 300, thereby allowing us to “go private”. We would do so by promptly filing a Certificate of Termination of Registration (SEC Form 15) with the SEC under Section 15(d) of the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports. See “Special Factors – Purpose of the Transaction” starting on page 12, and “Background – Structure of the Transaction” starting on page 24.

Reasons for Transaction	Based on our relatively small size, limited financial resources, the high cost (in terms of both human capital and actual cash outlays) of remaining a public company, absence of interest from institutional investors and securities research analysts, and inability to access the capital markets, the Company does not believe that the costs and burdens of maintaining its status as a public company are justified.

Fairness of Cash Payments	The Board of Directors (“Board”) appointed the Special Committee, composed of one independent director, to evaluate, review and approve, if appropriate, various strategic alternatives. The Special Committee evaluated potential strategic alternatives in connection with its consideration of the going private transaction. Upon concluding that a reverse stock split was the preferable method to accomplish the Transaction, the Special Committee retained the firm of Loveman-Curtiss, Inc., an independent business appraisal firm, to render a valuation report and an opinion to the Special Committee, as to the fairness, from a financial point of view, to our shareholders owning less than one whole share of our common stock after the Reverse Split, of the cash amount to be paid to such shareholders in the Transaction. See “Special Factors – Background of the Transaction” starting on page 9.

Dissenters’ Rights	Upon effectiveness of the Reverse Split, any shareholder who believes that the $0.068 per share price is unfairly low will have the right to object and have a court in Nevada determine the value of such stockholder’s shares, and to be paid the appraised value determined by the court, which could be more than the $0.068 per share. A dissenters’ rights notice will be mailed to shareholders promptly after the Effective Date of the Reverse Split. See “Special Factors — Dissenters’ Rights” starting on page 21.

Opinion of Financial Advisor to the Special Committee	Loveman-Curtiss, Inc. which served as a financial advisor to the Special Committee, has delivered to the Special Committee a written fairness opinion and valuation report that, as of November 11, 2009, the consideration to be paid to shareholders who will receive cash payments in lieu of the issuance of fractional shares resulting from the Reverse Split, is fair from a financial point of view to such shareholders. See “Special Factors – Reports, Opinions or Appraisals” starting on page 18.

Approval of Special Committee	After careful consideration, the Special Committee has determined that the Transaction is fair to and in the best interest of all of our unaffiliated shareholders, including those shareholders owning shares being cashed out pursuant to the Transaction and those who will retain shares of common stock following consummation of the Transaction. See “Special Factors – Factors Considered by Special Committee” starting on page 13.

Effect of Transaction	Following consummation of the Transaction, each remaining shareholder, including affiliates and members of management owning common stock, will own an increased percentage of our outstanding common stock than such shareholder held prior to the Transaction. We do not anticipate any changes in our board or management following the Transaction. We have no intention of changing our business operations as a result of the Transaction, or to engage in any extraordinary transactions, such as a merger or sale of assets. See “Special Factors – Effect of the Transaction” starting on page 16.

Source and Amount of Funds	The total amount of funds necessary to make the cash payments to shareholders in connection with the Transaction is estimated to be approximately $2,791. The Company expects that all of the funds necessary to carry out the Transaction will come from our currently available cash. See “Special Factors – Effect of the Transaction” starting on page 16.

Certificates	Shareholders should not send stock certificates to the Company at this time. After the Reverse Split is effected, shareholders will be notified about forwarding certificates and receiving payment, and, if applicable, replacement certificates.

Tax Consequences	A shareholder who receives no cash payment as a result of the Transaction will not recognize any gain or loss for federal income tax purposes. A shareholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and who does not continue to hold our shares directly or indirectly immediately following the Transaction, will recognize capital gain or loss for federal income tax purposes, equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock. See “Federal Income Tax Consequences of the Transaction” starting on page 28.

Shareholder Rights	The Transaction has been approved through the written consent delivered by the holders of a majority of the voting shares of the Company. No further shareholder action is required to approve the Transaction. Shareholders will have dissenters’ rights, or so-called appraisal rights, under Nevada law. See “Special Factors – Shareholder Approval” starting on page 21 and “Special Factors – Dissenters’ Rights” starting on page 21.

Reservation of Right to Terminate or Change Transaction	The Company retains the right to terminate the Transaction if it determines that the Transaction is not in the best interest of AEPW and its shareholders. If we determine to cancel the Transaction, we may pursue other strategies which will result in our going private, including a change in the ratio of our Reverse Split.

Payment and Exchange of Shares	As soon as practicable after the Effective Date, we will cause to be sent to each shareholder owning fewer than 500 pre-Reverse Split shares an instruction letter describing the procedure for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates (if applicable), each such shareholder will be entitled to receive the cash payment. See “Special Factors – Effect of the Transaction” starting on page 16.

Continuing Shareholders	Shareholders owning 500 or more shares of our common stock on the Effective Date will continue to be a shareholder after the Reverse Split becomes effective. Such shareholders will not receive any cash payment for their whole or fractional shares. See “Special Factors – Effect of the Transaction” starting on page 16.

Shareholders with Shares Held in Street Name	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Information Statement is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. Although the transaction is designed to reduce the number of shareholders of record, we will treat shareholders holding common stock in street name in substantially the same manner as shareholders whose shares are registered in their names for purposes of the Transaction. However, banks, brokers or other nominees may have different procedures, and shareholders holding common stock in street name should contact their bank, broker or nominee regarding the treatment of their shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This document contains certain statements of a non-historical nature constituting “forward-looking statements”. Such forward-looking statements may be identified by the use of terminology such as “may”, “will”, “expect”, “anticipate”, “estimate”, “should”, “or “continue” or the negative thereof or other variations thereof or comparable terminology. Those statements may include statements regarding the intent , belief or current expectations of the Company or its officers with respect to: (i) the Company’s plans and ability to complete the Transaction and subsequent deregistration of its common stock, (ii) the expenses associated with the Transaction and the subsequent deregistration, (iii) the number of shareholders following the Reverse Split, and (iv) the Company’s financial condition, operating results and capital resources following the Reverse Split. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those results currently anticipated or projected. Although the Company believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this document will prove to be accurate. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements, except as required by law. The “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, however, do not apply to going-private transactions.

SPECIAL FACTORS
Background of the Transaction
     In recent years, we have derived minimal benefits from being a reporting company. Our common stock has failed to attract institutional investors or market research attention which could have created a more active and liquid market for our common stock. Relatively low trading volume and low market capitalization have reduced the liquidity benefits to our shareholders.
     Our Board of Directors does not presently intend to raise capital through sales of securities in a public offering or to acquire other business entities using stock as consideration. Accordingly, we are not likely to make use of the advantages (for raising capital, effecting acquisitions or other purposes) that our status as a reporting company may offer. For a more detailed discussion of the ways in which we have not enjoyed the benefits typically afforded by public company status, please see “Special Factors – Reasons for the Transaction” below.
     We incur direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on public companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002. We are seeking to undertake the Transaction at this time because of the significant costs and burdens associated with compliance with the internal control audit requirements of Section 404 of Sarbanes-Oxley. The cost of complying with Section 404’s internal control audit requirements is unduly burdensome and costly considering our size, because we do not have adequate personnel to implement the requirements of Section 404(b) and would incur substantial costs to enact such procedures. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial.
     In light of these circumstances, beginning in the summer of 2009, our Board of Directors had informal discussions regarding the possibility of deregistering our common stock with the view that such deregistration would relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act. Upon considering the expense of compliance with Sarbanes-Oxley as compared to the benefit we obtained from being a publicly registered company, our Board began investigating the various alternative methods by which we could deregister.
     The matter was formally introduced to the Board of Directors in a meeting of the Board held on July 15, 2009. At the request of the Company’s President, the Company’s U.S. legal counsel, with the advice and assistance of the Company’s Chinese counsel, provided the Board a summary of the process relating to deregistration of our common stock and available alternatives to achieve deregistration. Our U.S. legal counsel provided a summary of the process and discussed a few examples of going-private transactions, and participated in a question and answer session with the Board regarding those topics, including the amount of time and expense generally associated with these types of transactions. After discussion, the Board declared that it wished to further investigate the alternative going-private transactions presented by the Company’s legal counsel.
     On August 5, 2009, the Board held another meeting, at which the Company’s U.S. and Chinese legal counsel were present, to engage in further discussions regarding the advisability of engaging in a going private transaction. The Company’s U.S. counsel provided the Board with further information regarding the various alternative structures for the Transaction, including the estimated time and costs associated with them, and the SEC reporting and filing requirements relating to certain of those alternatives. The Board also discussed the advisability of appointing an independent director to the Board who could serve as the Special Committee for purposes of, among other things, evaluating the feasibility of going private, retaining such financial advisors as he deemed necessary and to consider the fairness of any such transaction on the Company’s non-affiliated shareholders.
     On October 12, 2009, the Board of Directors held a telephonic board meeting at which time it appointed Jiansheng Xu to serve as an independent director on the Board to fill the vacancy created by the resignation of Dudley Delapenha in September 2008. The Board then established the Special Committee to review, evaluate, and if appropriate, approve a going-private transaction, and appointed Mr. Xu to serve as the sole member of that Special Committee. The Special Committee was directed by the Board to continue exploring the reverse stock split method as well as other alternative methods to going private, and to engage in discussions with professional advisors relating to the going-private transaction, including the possible engagement of an appraisal firm or investment bank with regard to a fairness opinion relative to consideration to be paid to shareholders who would receive a cash payment.
     Later that day, on October 12, 2009, the Special Committee met with representatives of the Company’s U.S. legal counsel and Chinese legal counsel to, among other things, discuss the objectives and responsibilities of the Special Committee and factors to be considered by the Special Committee in connection with its evaluation of proposed going-private transactions. The discussion included issues relating to the advantages and disadvantages of going private, the alternative methods of going private, and considerations relating to the fairness to both the shareholders cashed out in such a transaction and those shareholders who continue to be shareholders. Additionally, the Special Committee and representatives of the Company’s U.S. legal counsel and Chinese legal counsel discussed the involvement of professional advisors in the transaction, including the retention of an appraisal firm or investment bank to deliver a fairness opinion. The Special Committee instructed U.S. legal counsel to recommend to the Special Committee an independent business valuation firm to give a fairness opinion in connection with such transaction.
     On October 16, 2009, the Special Committee held a meeting to review a proposal from Loveman-Curtiss, Inc., an independent business valuation firm, with respect to providing the Special Committee with a fairness opinion if necessary. At the meeting, a representative of Loveman-Curtiss, Inc. detailed the firm’s professional experience and provided the Special Committee with examples of similar transactions in which it had been involved as well as a summary of its process and timeline in preparing a fairness opinion. At the meeting, the Special Committee, in consultation with the Company’s U.S. legal counsel and Chinese legal counsel, concluded that it was in the best interests of the Company and its shareholders to obtain a fairness opinion with respect to shareholders to be cashed out as part of any going-private transaction to be completed by the Company. At this meeting, the Special Committee determined to retain Loveman-Curtiss, Inc. to deliver a fairness opinion with respect to the consideration to be received by shareholders who would be cashed out in connection with any going-private transaction.
     Following the meeting of the Special Committee on October 16, 2009, Mr. Xu, acting as the Special Committee and with the assistance of the Company’s U.S. legal counsel, considered the various alternatives for going private, including those that had initially been presented to the Board in July 2009. The Special Committee also reviewed certain internal financial information and reports from Company personnel with respect to the costs incurred by the Company in connection with its SEC-reporting status and forecasted cost-savings that would result from a termination of its SEC registration. At the conclusion of the meeting, the Special

Committee engaged Loveman-Curtiss, Inc. to provide an opinion as to the fairness, from a financial perspective, to the shareholders whose shares were to be purchased in the Transaction, of the consideration to be paid to such shareholders in the Transaction.
     Based upon its analysis of this information, and discussions with the Company’s U.S. legal counsel, the Special Committee determined that completion of a going-private transaction through a reverse stock split was the preferred method of accomplishing the goals of the going private transaction. The Special Committee directed Loveman-Curtiss, Inc. to prepare a fairness opinion to assist the Special Committee in determining the fair value to be paid to shareholders whose fractional shares would be purchased in the transaction.
     On October 23, 2009, the Special Committee met with the entire Board and representatives of the Company’s U.S. legal counsel and Chinese legal counsel. At this meeting, Mr. Xu, on behalf of the Special Committee, advised the Board that he had determined that the completion of a going-private transaction was in the best interest of the Company and its shareholders, and that the preferred method to accomplish this was the completion of a reverse stock split that would reduce the number of shareholders of the Company to less than 300 and thereby enable the Company to terminate its SEC-reporting and filing requirements. Mr. Xu identified those matters considered in connection with his determination, including the significant cost savings to be realized by the Company and the absence of meaningful benefits to the Company in being an SEC-reporting company. Mr. Xu also summarized the Special Committee’s analysis of the alternative going-private structures considered by the Special Committee, and the reasons that the Special Committee recommended using the reverse stock split. The Board raised several questions regarding the proposed transaction and similar transactions completed by other companies. Company employees present at the meeting also discussed with the Board certain other considerations in completing a going-private transaction, including a discussion as to the estimated cost savings to the Company by completing the Transaction.
     On October 30, 2009, the Board met with Rand M. Curtiss, President of Loveman-Curtiss, Inc., and representatives of the Company’s U.S. legal counsel and Chinese legal counsel. Mr. Curtiss explained the approaches being used by his firm to value the Company’s shares in connection with the proposed going-private transaction. He further described the various factors that were considered in connection with his firm’s valuation. The Board, having received and reviewed written information regarding the fair value of the Company’s shares prepared by Loveman-Curtiss, Inc. prior to the meeting, asked Mr. Curtiss several questions regarding these factors.
     Later that same day, a meeting of the Special Committee was held. The Special Committee met with Mr. Curtiss, and representatives of the Company’s U.S. legal counsel and Chinese legal counsel. The Special Committee, having received and reviewed written information regarding the fair value of the Company’s shares prepared by Loveman-Curtiss, Inc. prior to the meeting, asked Mr. Curtiss several questions regarding his analysis. At the conclusion of Mr. Curtiss’ presentation, the Special Committee stated that it would further consider the information received from Loveman-Curtiss, Inc. regarding the valuation of the Company’s shares in connection with a going-private transaction, and indicated a desire that Loveman-Curtiss, Inc. review the Company’s third quarter financial information prior to the preparation of its final fairness opinion.

     On November 11, 2009, the Special Committee again met with Mr. Curtiss as well as with representatives of the Company’s U.S. legal counsel and Chinese legal counsel at which time the Special Committee reviewed a valuation report from Loveman-Curtiss, Inc. stating that the fair value of each pre-split share was $0.068. The Special Committee, considering the various factors set forth in that report and in its previous deliberations and discussions, determined $0.068 per pre-split share to be the fair value of each pre-split share and approved the Transaction as fair and in the best interests of AEPW and our unaffiliated shareholders. The Special Committee then approved the going-private transaction to be structured as a 500:1 reverse stock split and instructed the Company’s U.S. legal counsel to prepare and file a Schedule 13E-3 and all necessary shareholder disclosure documents with the Securities and Exchange Commission and to take such further action as may be necessary in order to consummate the Transaction. The Special Committee requested Loveman-Curtiss, Inc. to deliver a fairness opinion based upon its valuation report to be attached to such filings as may be required.
Purpose of the Transaction
     The purpose of the Transaction is to reduce the number of record holders of our common stock to fewer than 300 so that we will be eligible to terminate the public registration of our common stock under the Exchange Act. Provided that the Transaction has the intended effect, we will file to deregister our common stock, the effect of which will be to terminate the eligibility of our common stock for quotation on the Over-The-Counter Bulletin Board (“OTCBB”). The Company anticipates that the registration of its common stock will terminate approximately 90 days after the Effective Date.
     Upon the effectiveness of our Reverse Split, the total number of authorized shares of common stock that we may issue pursuant to our Articles of Incorporation will be reduced from 145 million shares to 290,000 shares. The total number of shares of our common stock issued and outstanding will decrease on a similar basis, and will further be decreased upon our payment in cash for the fractional shares of the shareholders owning fewer than 500 shares prior to the Reverse Split. After completion of the proposed acquisition of fractional share interests of all shareholders owning less than one whole share after the Reverse Split, we anticipate that the number of record shareholders of our common stock will be reduced from 373 to 65. The cash out of fractional shareholder interests represents, on a pre-Reverse Split basis, the anticipated cancellation of 41,048 shares of common stock, or approximately .08% of our outstanding shares of common stock on the Effective Date. Upon the effectiveness of the Reverse Split, the total number of authorized shares of preferred stock will be reduced from 5 million shares to 10,000 shares. All of the issued and outstanding preferred shares of the Company are held by our President and Chief Executive Officer.
     We estimate that the total cash to be paid to shareholders holding less than one whole share as a result of the Transaction will be approximately $2,791. The total expenses expected to be incurred to effect the Transaction, including the cash to be paid to shareholders holding less than one whole share, are estimated to be $246,500. These costs and expenses will be paid out of our currently available cash. The fractional shares acquired in the Transaction will be retired and returned to the status of authorized but unissued shares of common stock.
     Other than as described herein, we do not have any plans or proposals that would relate to or result in:
•	an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present board or management, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; or

•	any other material change in our business or corporate structure.
Reasons for the Transaction
     We have derived only minimal benefits from being an SEC-reporting company. Our common stock has failed to attract institutional investors or market research attention. This has resulted in a very low trading volume and market capitalization, which has limited the liquidity benefit to our shareholders. Additionally, we are not currently contemplating a capital raise or other significant transaction through issuance of equity.
     The legal requirements of public companies, including those enacted pursuant to the Sarbanes-Oxley Act of 2002, create large administrative and financial burdens for any public company. While certain requirements of that law were not immediately applicable to the Company, it became apparent that, in near future, the Company would be required to incur additional compliance expenses as additional provisions of that law became applicable to the Company. If we cease to be subject to the reporting requirements under the Exchange Act, we estimate that our savings will be approximately $633,400 per year, including, legal, accounting and printing fees attributable to complying with such reporting requirements. We would also expect reductions in other administrative costs associated with being a public company, including investor relation expenses.
     Our management does not believe that we can prudently pay the expense of complying with these legal requirements in light of the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company such as the development or existence of an active trading market for our common stock, an enhanced corporate image, and the ability to use our common stock to attract, retain and grant incentives to employees.
     We expect to benefit from substantial cost savings as a result of the Transaction and “going private”, primarily from avoiding various Exchange Act compliance costs. The Transaction will also allow our management and employees to devote more time and effort to improving our operations by eliminating the time spent complying with our financial reporting requirements under the Exchange Act and managing shareholder relations.
     Moreover, the Transaction will provide shareholders with fewer than 500 pre-Reverse Split shares with an efficient way to cash out their investment because we will pay all transaction costs in connection with the Transaction. Otherwise, shareholders with small holdings would likely incur brokerage fees that are disproportionately high relative to the market value of our common stock.
Factors Considered by the Special Committee
     In the course of reaching its decision to implement the Transaction, the Special Committee, on behalf of the Company, considered various factors that would affect both shareholders who retain their shares of our common stock and those that would be cashed-out. The Special Committee, on behalf of the Company, made its determination that the Transaction was fair to (i) our unaffiliated shareholders that will be cashed-out and (ii) our unaffiliated shareholders that will continue to hold our common stock after the Transaction. The following factors favoring the Transaction as fair to our unaffiliated shareholders to be cashed out were considered by the Special Committee:
•	the opinion of Loveman-Curtiss, Inc. that, as of November 11, 2009, the date of its opinion, that the consideration to be paid to cashed-out shareholders in the Reverse Split is fair, from a financial point of view, to such shareholders;

•	the historical trading price of our common stock on the OTCBB since trading began in May 2007;

•	the current net book value of the Company;

•	the liquidation value of the Company;

•	the consideration being paid to the cashed-out shareholders is higher than our share’s average closing price as quoted in the OTCBB during both the preceding 50 trading day and 200 trading day periods;

•	the ability of shareholders with relatively small holdings to receive cash for their shares without being burdened by disproportionately high service fees or brokerage commissions; and

•	the ability of shareholders wishing to remain shareholders to purchase sufficient shares in advance of the Effective Date to cause them to own more than 500 pre-Reverse Split shares.
     The following factors favoring the Transaction as fair to our unaffiliated shareholders that will continue to hold our shares after the Transaction were considered by the Special Committee:
•	the anticipated reductions in the expenses of complying with the reporting and internal controls requirements of U.S. securities laws and the associated drain on management time and attention;

•	the anticipated difficulty of recruiting and retaining officers and directors necessary for our continued progress as a result of public company regulatory requirements and potential individual personal exposure, exacerbated by the Special Committee’s belief that the higher cost of meaningful insurance coverage to mitigate this exposure, was not justified in view of the Company’s other financial obligations; and

•	the disproportionate current and expected future increased cost of regulatory compliance and other necessary public company expenses relative to the Company’s current size and its negative impact on our competitiveness and potential long-term success.
     The most weight was given to the Company’s liquidation value and our share’s recent historical trading performance. Approximate equal weighting was given to the other factors. The Special Committee also considered the following potential adverse factors on the Transaction:
•	following the Transaction, shareholders owning fewer than 500 shares of common stock before the Reverse Split will cease to hold any equity interest in the Company and will lose their ability to participate in our future growth, if any, or benefit from increases, if any, in the value of our common stock. This factor is somewhat mitigated by the fact that these shareholders may purchase shares of our common stock before the Effective Date in order to exceed the 500 share threshold and avoid being cashed out;

•	the Transaction is being effected under Nevada law without requiring the approval of at least a majority of unaffiliated shareholders;

•	the Board did not select an independent representative to act solely on behalf of the unaffiliated shareholders. This, coupled with the lack of a vote by the unaffiliated shareholders, gave unaffiliated shareholders no say in negotiating the terms of the Transaction;

•	the market for our common stock will become extremely illiquid or even non-existent after the Transaction; and

•	the payment for fractional shares is a taxable transaction for shareholders.
     The Special Committee, on behalf of the Company, determined that the Transaction was fair to (i) our unaffiliated shareholders that will be cashed-out and (ii) our unaffiliated shareholders that will continue to hold our common stock after the Transaction. No firm offers were made by a non-affiliate during the past two years related to a merger or consolidation of the Company, the purchase of all or a substantial portion of the Company’s assets, or the purchase of securities in the Company such that the party would exercise control over the Company.
     Following the review and evaluation of the Transaction by the Special Committee described above, the Board adopted the factors, analysis, and conclusions of the Special Committee and determined that the Transaction was fair to the Company’s unaffiliated shareholders.
     The Transaction is being effected without the procedural safeguards set forth in Item 1014(c), (d) and (e) of SEC Regulation M-A, which include approval of the Transaction by the unaffiliated shareholders of the Company, the majority of directors who are not employees of the Company retaining an unaffiliated representative to act solely on behalf of the unaffiliated shareholders, and approval of the transaction by a majority of the directors who are not employees of the Company. However, in an effort to ensure procedural fairness to the unaffiliated shareholders, the Board appointed Mr. Jiansheng Xu as the independent director on the Board, to constitute the Special Committee to review and evaluate the going-private transaction and to determine a fair price to be paid to the shareholders to be cashed out should the Company complete a going-private transaction. Mr. Xu is an “independent” director under Nasdaq listing standards and has no stock ownership in the Company. The Board placed no restrictions on the authority of the Special Committee to consider and approve or disapprove a going-private transaction.
     With respect to the fairness of the Transaction to unaffiliated shareholders whose stock would not be cashed out in the Transaction, the Special Committee also relied on the fact that the amount being paid to shareholders whose stock would be cashed out was fair. In addition, the Special Committee noted that voting control over approximately 70.8% of our shares held by persons who would remain shareholders after the Transaction was held by members of the Board or their affiliates, so that the interests of such holders were aligned with the interests of the Board. The procedural fairness to unaffiliated shareholders is also supported by the fact that a shareholder can decide whether to remain a shareholder or be cashed out by buying or selling shares so as to hold more or less than 500 shares on the Effective Date. Finally, those shareholders who will not be cashed out in the Transaction have the opportunity to benefit from any possible future increase in the value of their shares.
     The opinion of Loveman-Curtiss, Inc. will be made available for inspection and copying at our principal executive offices during regular business hours by any interested shareholder or representative of such shareholder who has been so designated in writing. We will also send a copy of the opinion by regular, first-class mail or e-mail to any interested shareholder or representative of such shareholder who has been so designated in writing upon written request and at our expense. Additionally, the opinion has also been filed with the SEC as an exhibit to our Transaction Statement on Schedule 13E-3.
Alternatives to the Transaction
     The Special Committee considered several alternatives to the Transaction. The Special Committee considered carrying out the going-private transaction through an issuer tender offer. This alternative was rejected on the grounds that it could not provide adequate assurance of achieving the desired objective, i.e., termination of the Company’s SEC-reporting status. The Special Committee also considered carrying out long-form merger with or asset sale to a third party and determined that it would not be feasible since it would require the approval of the two shareholders controlling the majority of the Company’s outstanding shares who indicated that they were not willing to enter into any such transaction. The Special Committee identified the Reverse Split as the most viable vehicle for maximizing value to its unaffiliated shareholders. There are no alternative means that would provide the Company adequate assurance of reducing the number of record holders of the Company below the necessary threshold of 300 and allow the Company to cease to be a public company.
Effect of the Transaction
     Effect of the Transaction on our Shareholders. Based on information available to us, we estimate that the Transaction will reduce the total number of record shareholders of our common stock from 373 to 65. The reduction in the number of our record shareholders below 300 will enable us to terminate the registration of our common stock under the Exchange Act and will substantially reduce the information required to be furnished by us to the public, including our shareholders.
     We intend to apply for termination of registration of our common stock under the Exchange Act as soon as practicable following completion of the Transaction. However, the Board reserves the right, in its discretion, to abandon the Transaction or to change the ratio of our Reverse Split prior to the proposed Effective Date if it determines that abandoning or modifying the terms of the Transaction is in our best interests and the best interests of our shareholders.
     When the Transaction is consummated, shareholders owning fewer than 500 shares of common stock will no longer have any equity interest and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our executive officers, directors and continuing shareholders will benefit from any future increase in our earnings. The shareholders that will continue to have an equity interest after the Transaction will own a security, the liquidity of which will be severely restricted.
     Shareholders owning fewer than 500 shares of common stock immediately prior to the Reverse Split will, following the Transaction, have their pre-Reverse Split shares cancelled and converted into the right to receive cash payment. As soon as practicable after the Effective Date of the Transaction, we will send these shareholders a letter of transmittal with instructions as to how such shareholders will be paid the cash payment. The letter of transmittal will include instructions on how to surrender stock certificates to our stock transfer agent. Shareholders owning 500 or more shares of common stock immediately prior to the Reverse Split will not receive any cash payment for their whole or fractional shares of common stock resulting from the Reverse Split.
     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Information Statement is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. Although the transaction is designed to reduce the number of shareholders of record, we will treat shareholders holding common stock in street name in substantially the same manner as shareholders whose shares are registered in their names for purposes of the Transaction. However, banks, brokers or other nominees may have different procedures, and shareholders holding common stock in street name should contact their bank, broker or nominee regarding the treatment of their shares.
     Potential Disadvantages of the Transaction to Shareholders. While we believe that the Transaction will result in the benefits described above, several disadvantages should also be noted:
•	after the Transaction, our common stock will not be eligible for trading on the OTCBB, and our shareholders will experience reduced liquidity for their shares of common stock, and this reduced liquidity may adversely affect the market price of the common stock;

•	after the Transaction, we will terminate the registration of our common stock under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act;

•	we will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC under the Exchange Act;

•	because the reporting requirements of the Exchange Act will no longer apply, less information about us will be required to be furnished to our remaining shareholders. It is expected that all but approximately 65 of our current shareholders of record will be fully cashed out in the Transaction;

•	the reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act will no longer apply to our executive officers, directors and 10% shareholders;

•	we will no longer engage our independent accountants to audit the Company although we may engage them to conduct a review of our financial statements;

•	our working capital and assets will be decreased to fund the purchase of fractional shares and the transaction costs of the Transaction;

•	the shareholders owning fewer than 500 shares of common stock on the Effective Date will, after giving effect to the Transaction, no longer have any equity interest in the Company and, therefore, will not participate in our future earnings or growth, if any;

•	The Transaction will require shareholders who own fewer than 500 shares of common stock on the Effective Date to involuntarily surrender their shares in exchange for cash, rather than choosing their own time and price for disposing of their common stock;

•	As a result of the termination of our reporting obligations under the Exchange Act, we will not have the ability to raise capital in the public capital markets; and

•	We may have less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as attractive in a privately-held company.
     Financial Effect of the Transaction. Completion of the Transaction will require us to spend approximately $246,500, which includes legal, printing and other fees and costs related to the Transaction, including the fees paid to Loveman-Curtiss, Inc. for its valuation services. This estimate includes the cost of the aggregate cash payment to shareholders holding fewer than 500 shares of common stock prior to the Reverse Split, which we estimate will be approximately $2,791. These costs will be offset by the costs we would otherwise incur to comply with SEC reporting requirements, which we estimate to be approximately $633,400 per year, exclusive of additional costs we would incur to comply with Section 404(b) of the Sarbanes-Oxley Act. As a result, we may have decreased working capital following the Transaction and this could have a material adverse effect on our liquidity, results of operations and cash flow.
Reports, Opinions or Appraisals
     Opinion of Loveman-Curtiss, Inc. In connection with the proposed transaction, the Special Committee engaged Loveman-Curtiss, Inc. to provide a valuation report as to the fair value of each pre-split share and to render an opinion as to the fairness of the consideration, from a financial point of view, to be received by the shareholders whose shares we would acquire in the Transaction. Loveman-Curtiss, Inc. was selected by the Special Committee based on its prior experience and expertise in the valuation of distribution-related businesses.
     On November 11, 2009, the Special Committee reviewed the valuation report of Loveman-Curtiss, Inc. that as of November 11, 2009, the fair market value of each pre-split share was $0.068. Upon written request, we will furnish a copy of the valuation report and the accompanying fairness opinion to any interested shareholder or any representative designated by the shareholder in writing, at our expense. The valuation report and fairness opinion also have been filed with the SEC as an exhibit to our Schedule 13E-3. Loveman-Curtiss, Inc. consented to the filing of its valuation report and fairness opinion with the Schedule 13E-3.
     The preparation of a valuation report is a complex process and is not necessarily susceptible to partial analysis or summary description. Nevertheless, the following is a brief summary of Loveman-Curtiss, Inc.’s valuation report addressed to the Special Committee on November 11, 2009 that, subject to the assumptions, qualifications and limitations set forth in that report, the cash consideration of $0.068 per pre-split share to be paid by us to our shareholders who will receive cash in the proposed going-private transaction is fair from a financial point of view. The full text of Loveman-Curtiss, Inc.’s valuation report is attached to the Schedule 13E-3 as Exhibit (c)(ii), and the summary of the report set forth below is qualified in its entirety by reference to such report. Our shareholders are urged to, and should, read the Loveman-Curtiss, Inc. valuation report carefully in its entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at such findings, limitations on the review undertaken in connection with the valuation report, and judgments made or conclusions undertaken by Loveman-Curtiss, Inc. in reaching its valuation. The valuation report was furnished for the use and benefit of the Special Committee in connection with its consideration of the proposed going-private transaction. Loveman-Curtiss, Inc. believes, and so advised the Special Committee, that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all factors and analysis, could create an incomplete view of the process underlying the valuation report.
     Loveman-Curtiss, Inc.’s report addresses only the fairness, from a financial point of view, of the cash consideration to be paid in the going-private transaction to our shareholders. Loveman-Curtiss, Inc. was not requested to opine as to, and its report does not address:
•	the underlying business decision of the Special Committee or the Board or any other party to proceed with or effect the proposed going-private transaction;

•	the fairness of any portion or aspect of the proposed going-private transaction not expressly addressed in its valuation report;

•	the fairness of any portion of the proposed going-private transaction to the holders of any class of our securities, our creditors or to our other constituencies, or any other party other than those set forth in its valuation report;

•	the relative merits of the proposed going-private transaction as compared to any alternative business strategies that might exist or the effect of any other transaction in which we might engage;

•	the tax or legal consequences of the proposed going-private transaction to us, our security holders, or any other party; and

•	the fairness of any portion or aspect of the proposed going-private transaction to any class or group of our security holders compared to any other class or group of our other security holders.
     Furthermore, no opinion, counsel or interpretation was intended with respect to matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. In connection with its report, Loveman-Curtiss, Inc. made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Loveman-Curtiss, Inc. has:
•	reviewed and analyzed certain publicly available financial and other data of ours;

•	reviewed and analyzed certain internal financial information of ours prepared by our management;

•	discussed our past, present and prospects for future operations and financial condition with our management;

•	reviewed the historical prices and trading activity for our common stock and analyzed its implied valuation multiples;

•	reviewed certain publicly available financial data for reverse stock split transactions;

•	reviewed the asset values of the Company as reflected in its public reports; and

•	performed such other analyses and considered such other factors as they deemed appropriate.

     In rendering its opinion, Loveman-Curtiss, Inc. relied upon and assumed, without independent verification, the accuracy and completeness of the financial statements and other information provided by us or otherwise made available to it and has not assumed responsibility independently to verify such information. Loveman-Curtiss, Inc. further relied upon the assurances made by us that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that we are not aware of any information or facts that would make the information provided to Loveman-Curtiss, Inc. incomplete or misleading. Loveman-Curtiss, Inc. expressed no opinion regarding our forecasts of future business activities or the assumptions on which they were based. Without limiting the generality of the foregoing, in arriving at its opinion, Loveman-Curtiss, Inc. relied on our management’s assumptions regarding cost savings and other pro forma effects anticipated to result from the Transaction.
     Loveman-Curtiss, Inc.’s valuation report was necessarily based upon the information available to it and facts and circumstances as they existed as of the date of the report and are subject to evaluation as of such date; events occurring after the date of its report could materially affect the assumptions used by Loveman-Curtiss, Inc. in preparing its fairness opinion.
     Loveman-Curtiss, Inc. expressed no opinion with respect to the prices at which shares of our common stock have traded or may trade following announcement or consummation of the Transaction or at any future time. Loveman-Curtiss, Inc. also did not consider any benefits that may inure to any of our shareholders as a result of the Transaction or any related transaction other than in such party’s capacity as a shareholder who receives cash in the Transaction. Loveman-Curtiss, Inc. did not recommend to the Special Committee any specific Transaction consideration or advise the Special Committee that any specific amount of consideration constituted the only appropriate amount of consideration for the Transaction. The Special Committee, on behalf of the Company, determined the amount of consideration to be paid to cashed-out shareholders in the Transaction.
     The following is a summary of the material analyses and other information that Loveman-Curtiss, Inc. prepared or relied on in delivering its opinion to the Special Committee.
     Historical Stock Trading Analysis. Loveman-Curtiss, Inc. reviewed and analyzed recent and historical trading in our common stock, noting that in the 50 trading day and 200 trading day periods prior to the date of its valuation report there were an average of approximately 67,600 and 58,000 shares, respectively, traded each day, representing approximately 0.13% and 0.11%, respectively, of the Company’s total outstanding shares. Loveman-Curtiss, Inc. also noted that the average closing price of our common stock trading on the OTCBB during those 50 trading day and 200 trading day periods was $0.0576 and $0.0622, respectively.
     Because our shares of common stock are not listed on any national securities exchange (such as the New York Stock Exchange or Nasdaq) and have a relatively small public float and low trading volume, Loveman-Curtiss, Inc. informed the Special Committee that the quoted market prices may not represent a reliable indication of market value for the common stock. However, Loveman-Curtiss, Inc.’s analysis indicated that the consideration to be received by the fractional shareholders of $0.068 per pre-split share represented the following premiums to market prices:
•	a premium of approximately 18% based on the fifty-day average market price of $0.0576 per share.

•	a premium of approximately 9.3 % based on the 200-day average market price of $0.0622 per share.
     Summary Analysis of Recent Going-Private Transactions. Loveman-Curtiss, Inc. reviewed certain proprietary databases with information relating to recent “going private” transactions and analyzed the premiums paid on minority shareholder interests in these transactions. Loveman-Curtiss, Inc. noted that the range of premiums was between 10-15% and that by applying a 15% premium to the 50 trading-day average closing price of our shares ($0.0576), the market value of each pre-split share would be $0.066.
     Other. Loveman-Curtiss, Inc., as a customary part of its valuation and appraisal business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Loveman-Curtiss, Inc. has not previously provided us with any services or products and we do not contemplate seeking any such services or products from them in the future.
     We have agreed to pay Loveman-Curtiss, Inc. a fee of $9,500 (plus reimbursement for its out-of-pocket expenses) in connection with the services provided by it under an engagement agreement. That payment became due upon its delivery of its fairness opinion to the Special Committee. No portion of Loveman-Curtiss, Inc.’s fee is contingent upon consummation of the Transaction or the conclusion reached by Loveman-Curtiss, Inc. in its fairness opinion.
Shareholder Approval
     The Transaction has been approved by the shareholders holding 70.8% and 100%, respectively, of our outstanding common shares and outstanding preferred shares, through written consents delivered in accordance with Nevada law.
Dissenters’ Rights
     Pursuant to Chapter 92A of the Nevada Revised Statutes (“Chapter 92A”), shareholders who would be cashed-out in this Transaction are entitled to dissent to the Reverse Split and may elect to have the Company purchase pre-Reverse Split shares that would become fractional shares as a result of the Reverse Split for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the provisions of Chapter 92A. The fair value of the shares of any shareholder means the value of such shares immediately before the effectuation of the Reverse Split, excluding any appreciation or depreciation in anticipation of the Reverse Split, unless exclusion of any appreciation or depreciation would be inequitable.
     Chapter 92A is set forth in its entirety in Exhibit A to the Information Statement. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Exhibit A to the Information Statement. If you fail to comply with the procedures specified in Chapter 92A in a timely manner, you may lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.
     Shareholders who have not validly tendered their shares of common stock will be entitled to exercise dissenters’ rights. Shareholders who perfect their dissenters’ rights by complying with the procedures set forth in Chapter 92A will have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the $0.068 per share to be paid in connection with the Reverse Split. In addition, shareholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the transaction on the amount determined to be the fair value of their shares.
     Within 10 days after the effectuation of the Reverse Split, the Company will send a written notice (a “Dissenters’ Rights Notice”) to all the record shareholders of the Company entitled to dissenters’ rights. The Dissenters’ Rights Notice will be accompanied by (i) a form for demanding payment from the Company that includes the date of the first announcement to the news media or to the shareholders of the terms of the proposed action and requires that the person asserting dissenters’ rights certify whether or not they acquired beneficial ownership of the shares before that date; (ii) a copy of the provisions of Chapter 92A; and (iii) a brief description of the procedures that a shareholder must follow to exercise dissenters’ rights.
     In order to maintain eligibility to exercise dissenters’ rights under Chapter 92A, you must take the following actions within 30 days of the date that the Dissenters’ Rights Notice was delivered: (i) deliver a written demand for payment on the form provided in the Dissenters’ Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the date set forth in the Dissenters’ Rights Notice; and (iii) deliver the certificates representing the dissenting shares to the Company.
     Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Chapter 92A the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the Reverse Split. The rate of interest shall be at the average rate currently paid by AEPW on its principal bank loans or, if we have no bank loans at the time, at a rate that is fair and equitable under all of the circumstances. The payment will be accompanied by the following: (i) financial statements for the Company for the year ended December 31, 2008 and the most recent interim financial statements; (ii) a statement of the Company’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment for the difference between the Company’s estimate of the fair value of the shares and the shareholder’s estimate of the fair value of the shares; and (v) a copy of Chapter 92A. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting shareholder may enforce the dissenter’s rights by commencing an action in Clark County, Nevada or if the dissenting shareholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.
     If a dissenting shareholder disagrees with the amount of the Company’s payment, the dissenting shareholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting shareholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting shareholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting shareholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the shareholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.
     If a demand for payment remains unsettled, the Company must commence a proceeding in the Clark County, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against the Company if the court finds that (i) the Company did not comply with Chapter 92A or (ii) against either the Company or a dissenting shareholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 92A.
     A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a shareholder of record, provided that the agent indentifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a shareholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.
     A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.
     The foregoing summary of the rights of dissenting shareholders under Chapter 92A does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights of appraisal available under Chapter 92A. The preservation and exercise of dissenters’ rights of appraisal require strict adherence to the applicable provisions of Chapter 92A, and the foregoing summary is qualified in its entirety by reference to Exhibit A to this Information Statement.
Access Rights
     We have made no provision in connection with the Transaction to grant our unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense.

Source and Amount of Funds
     The Company estimates that it will use approximately $246,500 in cash to complete the Transaction, which includes cash payments to be made in lieu of issuing fractional shares, professional fees and other expenses related to the Transaction. Total cash paid to shareholders in lieu of fractional shares will be approximately $2,791. This estimate is based on the number of shares outstanding, less the number of shares held by members of the Board and other record holders of greater than 500 shares, multiplied by $0.068 per pre-split share.
     The estimated costs, including the amounts to be paid to shareholders holding fewer than 500 shares of our common stock, will be paid with the Company’s currently available cash and cash from operations, and are not expected to materially adversely affect our capitalization, liquidity, results of operation or cash flow. We do not expect to require any borrowings to pay for these costs or expenses.
BACKGROUND
The Filing Person
     The filing person under Rule 13e-3 of the Exchange Act is the Company. Our principal executive office is located at E-4, Floor 3, Haijin Square, Taizi Road, Nanshan District, Shenzhen, PRC 518067, and our telephone number is 86 755 2823 1993.
Structure of the Transaction
     The Special Committee and our Board have authorized the Transaction. The Transaction consists of a 1-for-500 reverse split, such that shareholders owning fewer than 500 shares of common stock on the Effective Date will have such shares cancelled and converted into the right to receive the cash consideration set forth herein. The Transaction is intended to take effect on the date we file a certain certificate of change to our Articles of Incorporation with the Secretary of State of the State of Nevada, or on any later date that we may specify in such certificate of amendment. In addition, we will effect, at the same time, a reverse split of our preferred stock, all of the outstanding shares of which are held by our President and Chief Executive Officer. Any shareholder owning fewer than 500 shares of the common stock on the Effective Date will receive the right to receive cash in exchange for the resulting fractional share thereof and will no longer be a shareholder. A shareholder owning 500 or more shares of common stock immediately before the Transaction will not receive any cash payment for whole or fractional shares resulting from the Reverse Split.
     We intend to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are held of record in their own names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

     In general, the Reverse Split can be illustrated by the following examples:
     Example 1:
     Mr. Smith is a shareholder who holds 250 shares of common stock in his account before the Reverse Split. In lieu of receiving a fractional share of common stock immediately after the Reverse Split, Mr. Smith’s shares will be converted into the right to receive cash. Mr. Smith would receive $17.00 ($0.068 multiplied by 250 shares). If Mr. Smith wants to continue his investment in the Company, before the Effective Date, Mr. Smith can buy additional shares before consummation of the Reverse Split so that the number of shares that he owns is at least equal to or more than the amount of the Reverse Split ratio. Mr. Smith would have to act far enough in advance of the Reverse Split so that the purchase is completed and the additional shares are credited in his account before the Effective Date.
     Example 2:
     Ms. Jones has two separate accounts. As of the Effective Date, she holds 400 shares of common stock in one account and 300 shares of common stock in the other. Ms. Jones will receive cash payments equal to the cash-out price of her shares in each account instead of receiving fractional shares. Ms. Jones would receive two checks totaling $47.60 (the sum of $0.068 multiplied by 400 shares and $0.068 multiplied by 300 shares). If Ms. Jones wants to continue her investment in the Company, she can consolidate or transfer her two accounts before the Effective Date into an account with at least a number of shares equal to or more than the amount of the Reverse Split ratio (that is, 500). Alternatively, she can buy a sufficient number of additional shares for each account, and hold them in her respective accounts. She would have to act far enough in advance of the Reverse Split so that the consolidation or the purchase is completed before the Effective Date.
     Example 3:
     Mr. Yu holds 250 shares of common stock in street name in a brokerage account as of the Effective Date. We intend for the Reverse Split to treat shareholders holding shares of common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Split for their beneficial holders. If this occurs, Mr. Yu will receive, through his broker, a check of $17.00 ($0.068 multiplied by 250). However, nominees may have a different procedure and shareholders holding shares of our common stock in street name should contact their nominees.
     The Special Committee has set the cash consideration to be paid to cashed-out shareholders owning fewer than 500 pre-split shares at $0.068 per share for each pre-split share of common stock. The Special Committee determined this value in good faith, based upon factors the Special Committee deemed relevant. We currently estimate that cashed-out shareholders will receive cash consideration for their cancelled shares within approximately four weeks after such shareholders submit their cancelled shares in accordance with the instruction letter to be sent by our exchange agent following the Effective Date.
     The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to and, if completed, will likely terminate the registration of our common stock under Section 15(d) of the Exchange Act and suspend our duty to file periodic reports with the SEC. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

The Company’s Securities
     The Company believes that there are approximately 373 record holders of our common stock, not including holders in street name, and approximately 52 million shares outstanding. Our common stock is not listed on an exchange; however, market quotes for our common stock are available on the OTCBB under the symbol “AEPW”.
     The following table shows the range of high and low closing prices per share of our common stock for the fiscal year periods indicated. The prices in this table represent prices between dealers, and do not include adjustments for retail mark-ups, markdowns or commissions and may not represent actual transactions.

		High	Low
2009	First Quarter	$0.15	$0.051
	Second Quarter	$0.08	$0.039
	Third Quarter	$0.06	$0.036
	Fourth Quarter (to December 1, 2009)	$0.19	$0.04

2008	First Quarter	$2.45	$1.41
	Second Quarter	$2.50	$0.70
	Third Quarter	$1.04	$0.30
	Fourth Quarter	$0.40	$0.05
     We did not declare or pay any cash dividends during the past two years, and we do not intend to pay dividends on our common stock or Series A Preferred Stock in the foreseeable future. The declaration or payment of dividends, if any, on our capital stock in the future is subject to the discretion of our Board and will depend on our earnings, financial condition, capital requirements and other relevant factors.
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of November 15, 2009 for (1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of our named executive officers, (3) each of our directors and (4) all of our named executive officers and directors as a group. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable. Unless otherwise indicated, each natural person is a citizen of the Peoples Republic of China, and the address for each listed shareholder is c/o Asia Electrical Power International Group Inc., E-4, Floor 3, Haijin Square, Taizi Road, Nanshan District, Shenzhen, PRC 518067. All share amounts as set forth below are prior to the completion of the Transaction and include shares underlying options or warrants exercisable within 60 days.

	Beneficial Ownership of		Beneficial Ownership of
	Common Stock		Preferred Stock
Name	Number	Percent	Number	Percent
Yulong Guo	27,162,345[1]	52.0%	5,000,000	100%
Xiaoling Chen	5,800,000[2]	11.1%
Jiansheng Xu	0	0%
Ying Yang	4,600,000	8.85%
All named executive officers, directors and 5% shareholders as a group (4 persons)	37,562,345	71.2%	5,000,000	100%
     Within the two preceding full fiscal years, neither the Company nor any of its affiliates have acquired any stock in the Company other than Mr. Guo’s acquisition of 2,937,245 shares of common stock on January 22, 2009 in consideration of a release of the transferors’ obligation to provide certain services.
Related Party Transactions
     The Company has, from time to time, received loans from our President, Mr. Yulong Guo. As of the date of this Information Statement, there is no amount due.
     Pursuant to a no-interest loan made to the Company in 2006 by an entity controlled by our President, the Company made principal payments to such entity of $2,051,875 and $1,801,992 in 2008 and 2009, respectively. As a result of these principal payments, that loan has been repaid in full.
     In addition, the Company purchases certain raw materials from a related entity. The Company purchased raw materials from such entity in the amount of $3,865,480 and $3,622,581 for 2008 and the first nine months of 2009, respectively.
     On July 26, 2008, the Company issued a non-interest bearing convertible promissory note to an entity controlled by an affiliate of our President in exchange for $1,545,483. This note is due on December 31, 2010 and is convertible, at the option of the holder, at a conversion rate equal to the then market value of the Company’s shares, less 20%.
Management
     Information regarding our Board of Directors and executive officers is located at “Item 9: Directors, Executive Officers, Promoters and Control Persons, Compliance with Section 16(a) of the Exchange Act” of our Form 10-K for the fiscal year ended December 31, 2008, and subsequent periodic filings with the SEC. Additionally, our Form 10-K for the fiscal year ended December 31, 2007 and other public filings can be found on the SEC website, located at www.sec.gov.
     None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any such person been party to any judicial or administrative proceeding during such time that has resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

[1]	Includes 300,000 shares that Mr. Guo has the right to acquire within 60 days pursuant to options.

[2]	Includes 500,000 shares that Ms. Chen has the right to acquire within 60 days pursuant to options.

Certain Legal Matters
     We are not aware of any material governmental or regulatory approval or filing required for completion of the Transaction, other than compliance with the applicable federal and state securities laws and the corporate law of the State of Nevada.
Reservation of Right to Abandon the Transaction
     The Board has retained the right to abandon the Transaction, even though approved by the shareholders, if it determines prior to the Effective Date that the Transaction is not in the best interests of the Company or its shareholders. If we determine to abandon the Transaction, we may pursue other strategies which will result in our going private, including a change in the ratio of our Reverse Split. The Board will meet in the event of any extraordinary difficulties procedurally accomplishing the Transaction and will vote on whether to abandon or modify the Transaction. If such action is taken, the Board will send letters to all shareholders notifying them of that decision. We do not foresee any circumstances which would prevent the Transaction from taking place as presented, but it is always possible that some unforeseen market or business circumstance could arise to cause the Board to re-evaluate the Transaction.
FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION
     Summarized below are certain material federal income tax consequences to us and our shareholders resulting from the Transaction. This summary is based upon United States federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those shareholders who have held their shares as capital assets. This summary does not discuss all aspects of federal income taxation that may be important to shareholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each shareholder is a United States citizen and has held, and will hold, shares of common stock as capital assets under the Internal Revenue Code of 1986, as amended. Each shareholder should consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.
Tax Consequences to the Company
     We believe that the Transaction will be treated as a tax-free “recapitalization” for federal income tax purposes and, accordingly, it should not result in any material federal income tax consequences to us. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction.
Tax Consequences to Shareholders Who Do Not Receive Cash for Fractional Shares
     A shareholder who receives no cash payment as a result of the Transaction, but continues to hold shares of our common stock directly immediately after the Transaction, will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares held immediately after the Transaction will equal the aggregate adjusted tax basis of the shares held immediately prior to the Transaction, and the holding period of the shares will be the same as immediately prior to the Transaction.
Tax Consequences to Shareholders Whose Entire Interest in our Common Stock, Both Directly and Indirectly, is Terminated

     A shareholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common stock directly, immediately after the Transaction, will recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock.
Tax consequences to Shareholders Whose Entire Interest in our Common Stock, Directly but not Indirectly, is Terminated.
     A shareholder that receives cash for a fractional share as a result of the Transaction, but is treated as a continuing shareholder by virtue of being related to a person who continues to hold our shares directly immediately after the Transaction, will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is “not essentially equivalent to a dividend”, or (2) constitutes a “substantially disproportionate redemption of stock”, as described below.
(1) Not Essentially Equivalent to a Dividend. The receipt of cash is “not essentially equivalent to a dividend” if the reduction in the shareholder’s proportionate interest in us resulting from the Transaction (taking into account for this purpose the stock owned by persons to whom the shareholder is related) is considered a “meaningful reduction” given the shareholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.
(2) Substantially Disproportionate Redemption of Stock. The receipt of cash in the Transaction will be a “substantially disproportionate redemption of stock” if (a) the shareholder owns less than 50% of the total combined voting power of all classes of stock entitled to vote, and (b) the percentage of our voting stock owned by the shareholder (and by persons to whom the shareholder is related) immediately after the Transaction is less than 80% of the percentage of shares of voting stock owned by the shareholder immediately before the Transaction.
     In applying the foregoing “Not Essentially Equivalent to a Dividend” and “Substantially Disproportionate Redemption of Stock” tests, the shareholder will be treated as owning shares of common stock actually or constructively owned by certain individuals and entities related to the shareholder. If the receipt of cash in exchange for a fractional share is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of the shareholder’s ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the shareholder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain. Capital gain or loss recognized will be long-term if the shareholder’s holding period with respect to the stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations. In the case of a shareholder who is an individual, long-term capital gain and dividend income should generally be subject to United States federal income tax at a maximum rate of 15%.
     The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific shareholder. Shareholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

FINANCIAL INFORMATION
Historical Financial Information and Management’s Discussion and Analysis of Financial Condition and Results of Operations
     Our historical financial information is located at “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Item 8 – Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2008 (filed with the SEC on April 15, 2009) and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (filed with the SEC on November 16, 2009).
Pro Forma Consolidated Financial Statements (Unaudited)
     The following unaudited pro forma financial information presents the effect on our historical financial position of the $246,500 in fees and expenses we expect to incur in connection with the Transaction. Our unaudited pro forma consolidated balance sheet as of September 30, 2009 reflects the Transaction as if it occurred on that balance sheet date. Our book value per share is also as of September 30, 2009, the most recent balance sheet presented. The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 reflect the Transaction as if it occurred at the beginning of each period.
     The following unaudited pro forma financial information is not necessarily indicative of what our actual financial position would have been had the Transaction been consummated as of the above-referenced dates or of the financial position that may be reported by us in the future.

			Pro Forma
	September 30,	Pro Forma	September 30,
Balance Sheet	2009	Adjustments	2009
Assets
Cash	$1,532,054	(246,500)[1]	$1,285,554
Accounts Receivable	5,015,378		5,015,378
Inventories	2,311,361		2,311,361
Other Assets	12,683,967		12,683,967

Total Assets	$21,542,760		$21,296,260

Liabilities and Stockholders’ Equity
Senior Debt	$1,405,499		$1,405,499
Other Current Liabilities	7,816,701		7,816,701
Long-term Liabilities
Stockholders’ Equity	12,230,560	(246,500)[1]	11,984,060

Total Liabilities and Stockholders’ Equity	$21,542,760		$21,296,260

[1]	One-time expenses and fees related to the Transaction estimated to be $246,500, including $2,791 used to repurchase fractional shares of common stock.

Pro Forma Condensed Consolidated Nine Months Statement of Operations (Unaudited)

				Pro Forma Nine
Statement of	Nine Months Ended	Pro Forma		Months Ended
Operations	September 30, 2009	Adjustments		September 30, 2009
Net Sales	$13,351,210			$13,351,210
Cost of Sales	10,406,404			10,406,404

Gross Profit	2,944,806			2,944,806
Selling, General, & Admin. Expenses	2,416,659	$ 360,150	[1]	2,056,509
Other Expenses (Net)	181,355			181,355

Net income (loss)	$346,792			$706,942

Net income per share — basic and diluted	$0.01			$0.013
Weighted average shares — diluted	51,959,693			51,959,693

[1]	Assumes that the expenses and fees of the Transaction are not expensed in this period, estimated to be a one time charge of $246,500. Assuming the savings of $360,150 in costs and expenses related to our public reporting and compliance obligations during the above-referenced period, if the estimated one-time Transaction expenses and fees are netted against the $360,150 in savings, the impact in the period would be $113,650. The savings are based on, among other things, reduced legal and accounting expenses, reduced shareholder relations expenses, and reduced stock transfer agent fees.
Pro Forma Condensed Consolidated Year-End Statement of Operations (Unaudited)

				Pro Forma
				Year Ended
Statement of	Year Ended	Pro Forma		December 31,
Operations	December 31, 2008	Adjustments		2008
Net Sales	$14,118,660			$14,118,660
Cost of Sales	11,714,350			11,714,350

Gross Profit	2,404,310			2,404,310
Selling, General, & Admin. Expenses	1,322,856	$ 633,400	[1]	689,456

Other Expenses (Net)	236,212			236,212

Net income (loss)	$845,242			$1,478,642

Net income per share — basic and diluted	$0.016			$0.028
Weighted average shares — diluted	51,959,693			51,959,693

[1]	Assumes that the expenses and fees of the Transaction are not expensed in this period, estimated to be a one time charge of $246,500. Assuming the savings of $633,400 in costs and expenses related to our public reporting and compliance obligations during the above-referenced period, if the estimated one-time Transaction expenses and fees are netted against the $633,400 in savings, the impact in the period would be $386,900. The savings are based on, among other things, reduced legal and accounting expenses, reduced shareholder relations expenses, and reduced stock transfer agent fees.
Ratio of Earnings to Fixed Charges

	Nine Months Ended September 30, 2009	Year Ended December 31, 2008
Income before taxes	$482,453	$129,400
Interest	87,957	—
Earnings available for fixed charges	570,410	$129,400
Fixed Charges:
Interest	87,957	—
Ratio of Earnings to Fixed Charges	6:1	N/A
Book Value Per Share
Our Book Value Per Share as of September 30, 2009 was $0.23 based on a Stockholder’s Equity of $12,230,560 and 51,959,693 shares of common stock outstanding.
Changes and Disagreements with Accountants on Accounting and Financial Disclosure
None.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
     The Reverse Split will result in a going private transaction subject to Rule 13e-3 of the Exchange Act. The Company is filing a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Split simultaneously with the dissemination of this Information Statement. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested shareholders, or a representative who has been so designated in writing, and my be inspected or copied, or obtained by mail, by written request to Xiaoling Chen, E-4, Floor 3, Haijin Square, Taizi Road, Nanshan District, Shenzhen, PRC 518067. We are currently subject to the information requirements of the Exchange Act and file periodic reports and other information with the SEC. Copies of such reports, this Information Statement and the Schedule 13E-3 may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at these facilities currently located at 100 F Street, NE, Room 1580, Washington, DC 20549. Some of this information may also be accessed on the World Wide Web through the SEC’s internet website at www.sec.gov.

Exhibit A
CHAPTER 92A — MERGERS, CONVERSIONS, EXCHANGES AND DOMESTICATIONS
GENERAL PROVISIONS

NRS 92A.005	Definitions.
NRS 92A.007	“Approval” and “vote” defined.
NRS 92A.0075	“Articles,” “articles of incorporation” and “certificate of incorporation” defined.
NRS 92A.008	“Business trust” defined.
NRS 92A.009	“Charter document” defined.
NRS 92A.010	“Constituent document” defined.
NRS 92A.015	“Constituent entity” defined.
NRS 92A.020	“Domestic” defined.
NRS 92A.022	“Domestic business trust” defined.
NRS 92A.025	“Domestic corporation” defined.
NRS 92A.027	“Domestic general partnership” defined.
NRS 92A.030	“Domestic limited-liability company” defined.
NRS 92A.035	“Domestic limited partnership” defined.
NRS 92A.040	“Domestic nonprofit corporation” defined.
NRS 92A.045	“Entity” defined.
NRS 92A.050	“Exchange” defined.
NRS 92A.055	“Foreign” defined.
NRS 92A.060	“Limited partner” defined.
NRS 92A.070	“Member” defined.
NRS 92A.075	“Owner” defined.
NRS 92A.080	“Owner’s interest” defined.
NRS 92A.083	“Principal office” defined. [Effective July 1, 2008.]
NRS 92A.085	“Record” defined.
NRS 92A.090	“Resulting entity” defined.
NRS 92A.093	“Sign” defined.
NRS 92A.097	“Signature” defined.
AUTHORITY, PROCEDURE AND EFFECT

NRS 92A.100	Authority for merger; approval, contents and form of plan of merger.
NRS 92A.105	Authority for conversion; approval, form and contents of plan of conversion.
NRS 92A.110	Authority for exchange; approval, contents and form of plan of exchange.
NRS 92A.120	Approval of plan of merger, conversion or exchange for domestic corporation.
NRS 92A.130	Approval of plan of merger for domestic corporation: Conditions under which action by stockholders of surviving corporation is not required.
NRS 92A.135	Approval of plan of conversion for domestic general partnership.
NRS 92A.140	Approval of plan of merger, conversion or exchange for domestic limited partnership.
NRS 92A.150	Approval of plan of merger, conversion or exchange for domestic limited-liability company.
NRS 92A.160	Approval of plan of merger or exchange for domestic nonprofit corporation.
NRS 92A.165	Approval of plan of merger, conversion or exchange for domestic business trust.
NRS 92A.170	Abandonment of planned merger, conversion or exchange before filing of articles.
NRS 92A.175	Termination of planned merger, conversion or exchange after filing of articles.
NRS 92A.180	Merger of subsidiary into parent or parent into subsidiary.
NRS 92A.190	Merger or exchange with foreign entity.
NRS 92A.195	Conversion of foreign entity or foreign general partnership.
NRS 92A.200	Filing requirements for mergers or exchanges; dependency of terms of plan of merger, conversion or exchange on extrinsic facts.
NRS 92A.205	Filing requirements for conversions.
NRS 92A.207	Form required for filing of records.
NRS 92A.210	Filing fees.
NRS 92A.220	Duty when entire plan of merger, conversion or exchange is not set forth in articles.
NRS 92A.230	Signing of articles of merger, conversion or exchange.
NRS 92A.240	Effective date of merger, conversion or exchange; articles of termination.
NRS 92A.250	Effect of merger, conversion or exchange.
NRS 92A.260	Liability of owner after merger, conversion or exchange.
NRS 92A.270	Domestication of undomesticated organization.

RIGHTS OF DISSENTING OWNERS

NRS 92A.300	Definitions.
NRS 92A.305	“Beneficial stockholder” defined.
NRS 92A.310	“Corporate action” defined.
NRS 92A.315	“Dissenter” defined.
NRS 92A.320	“Fair value” defined.
NRS 92A.325	“Stockholder” defined.
NRS 92A.330	“Stockholder of record” defined.
NRS 92A.335	“Subject corporation” defined.
NRS 92A.340	Computation of interest.
NRS 92A.350	Rights of dissenting partner of domestic limited partnership.
NRS 92A.360	Rights of dissenting member of domestic limited-liability company.
NRS 92A.370	Rights of dissenting member of domestic nonprofit corporation.
NRS 92A.380	Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
NRS 92A.390	Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
NRS 92A.400	Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
NRS 92A.410	Notification of stockholders regarding right of dissent.
NRS 92A.420	Prerequisites to demand for payment for shares.
NRS 92A.430	Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.
NRS 92A.440	Demand for payment and deposit of certificates; retention of rights of stockholder.
NRS 92A.450	Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
NRS 92A.460	Payment for shares: General requirements.
NRS 92A.470	Payment for shares: Shares acquired on or after date of dissenter’s notice.
NRS 92A.480	Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
NRS 92A.490	Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
NRS 92A.500	Legal proceeding to determine fair value: Assessment of costs and fees.

GENERAL PROVISIONS
     NRS 92A.005 Definitions. As used in this chapter, unless the context otherwise requires, the words and terms defined in NRS 92A.007 to 92A.097, inclusive, have the meanings ascribed to them in those sections.
     (Added to NRS by 1995, 2079; A 1997, 726; 1999, 1626; 2001, 1406, 3199; 2003, 3181; 2007, 2702)
     NRS 92A.007 “Approval” and “vote” defined. “Approval” and “vote” as describing action by directors or stockholders mean the vote by directors in person or by written consent, or action of stockholders in person, by proxy or by written consent.
     (Added to NRS by 1997, 726)
     NRS 92A.0075 “Articles,” “articles of incorporation” and “certificate of incorporation” defined. “Articles,” “articles of incorporation” and “certificate of incorporation” are synonymous terms and, unless the context otherwise requires, include all certificates filed pursuant to NRS 78.030, 78.1955, 78.209, 78.380, 78.385 and 78.390 and any articles of merger, conversion, exchange or domestication filed pursuant to NRS 92A.200 to 92A.240, inclusive, or 92A.270. Unless the context otherwise requires, these terms include restated articles and certificates of incorporation.
     (Added to NRS by 2003, 3180)
     NRS 92A.008 “Business trust” defined. “Business trust” means:
     1. A domestic business trust; or
     2. An unincorporated association formed pursuant to, existing under or governed by the law of a jurisdiction other than this State and generally described by NRS 88A.030.
     (Added to NRS by 1999, 1626)
     NRS 92A.009 “Charter document” defined. “Charter document” means the articles of incorporation of a foreign corporation, whether or not for profit, the articles of incorporation of a domestic corporation and a domestic nonprofit corporation, the articles of organization of a limited-liability company, the certificate of limited partnership of a limited partnership or the certificate of trust of a business trust and all amendments thereto.
     (Added to NRS by 2003, 3180)
     NRS 92A.010 “Constituent document” defined. “Constituent document” means the articles of incorporation or bylaws of a corporation, whether or not for profit, the articles of organization or operating agreement of a limited-liability company, the certificate of limited partnership or partnership agreement of a limited partnership, or the certificate of trust or governing instrument of a business trust.
     (Added to NRS by 1995, 2079; A 2001, 1406, 3199)
     NRS 92A.015 “Constituent entity” defined. “Constituent entity” means:
     1. With respect to a merger, each merging or surviving entity;
     2. With respect to an exchange, each entity whose owner’s interests will be acquired or each entity acquiring those interests; and
     3. With respect to the conversion of an entity or a general partnership, the entity or general partnership that will be converted into another entity.
     (Added to NRS by 1995, 2079; A 2001, 1407, 3199)
     NRS 92A.020 “Domestic” defined. “Domestic” as applied to an entity means one organized and existing under the laws of this State.
     (Added to NRS by 1995, 2079)
     NRS 92A.022 “Domestic business trust” defined. “Domestic business trust” means a business trust formed and existing pursuant to the provisions of chapter 88A of NRS.
     (Added to NRS by 1999, 1626)
     NRS 92A.025 “Domestic corporation” defined. “Domestic corporation” means a corporation organized and existing under chapter 78, 78A or 89 of NRS, or a nonprofit cooperative corporation organized pursuant to NRS 81.010 to 81.160, inclusive.
     (Added to NRS by 1995, 2079; A 1997, 726)
     NRS 92A.027 “Domestic general partnership” defined. “Domestic general partnership” means a general partnership governed by the provisions of chapter 87 of NRS.
     (Added to NRS by 2001, 1403; A 2001, 3199)
     NRS 92A.030 “Domestic limited-liability company” defined. “Domestic limited-liability company” means a limited-liability company organized and existing under chapter 86 of NRS.
     (Added to NRS by 1995, 2079)
     NRS 92A.035 “Domestic limited partnership” defined. “Domestic limited partnership” means a limited partnership organized and existing under chapter 87A or 88 of NRS.
     (Added to NRS by 1995, 2079; A 2007, 483)
     NRS 92A.040 “Domestic nonprofit corporation” defined. “Domestic nonprofit corporation” means a corporation organized or existing under chapter 82 of NRS, including those listed in NRS 82.051.
     (Added to NRS by 1995, 2079)
     NRS 92A.045 “Entity” defined. “Entity” means a foreign or domestic:
     1. Corporation, whether or not for profit;
     2. Limited-liability company;
     3. Limited partnership; or
     4. Business trust.
     (Added to NRS by 1995, 2079; A 1999, 1626; 2003, 3181)
     NRS 92A.050 “Exchange” defined. “Exchange” means the acquisition by one or more foreign or domestic entities of all an owner’s interests or one or more classes or series of an owner’s interests of one or more foreign or domestic entities.
     (Added to NRS by 1995, 2079)
     NRS 92A.055 “Foreign” defined. “Foreign” as applied to an entity means one not organized or existing under the laws of this State.
     (Added to NRS by 1995, 2079)
     NRS 92A.060 “Limited partner” defined. “Limited partner” means a person who has been admitted to a limited partnership as a limited partner in accordance with the partnership agreement.
     (Added to NRS by 1995, 2079)
     NRS 92A.070 “Member” defined. “Member” means:
     1. A member of a limited-liability company, as defined in NRS 86.081; or
     2. A member of a nonprofit corporation which has members.
     (Added to NRS by 1995, 2080; A 2001, 1407, 3199)
     NRS 92A.075 “Owner” defined. “Owner” means the holder of an interest described in NRS 92A.080 or a noneconomic member of a limited-liability company described in NRS 86.095.
     (Added to NRS by 1995, 2080; A 2001, 1407, 3199)
     NRS 92A.080 “Owner’s interest” defined. “Owner’s interest” means shares of stock in a corporation, membership in a nonprofit corporation, the interest of a member of a limited-liability company or a beneficial owner of a business trust, or the partnership interest of a general or limited partner of a limited partnership.
     (Added to NRS by 1995, 2080; A 1999, 1626)
     NRS 92A.083 “Principal office” defined. [Effective July 1, 2008.] “Principal office” has the meaning ascribed to it in NRS 78.010.
     (Added to NRS by 2007, 2702, effective July 1, 2008)

     NRS 92A.085 “Record” defined. “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     (Added to NRS by 2003, 3181)
     NRS 92A.090 “Resulting entity” defined. “Resulting entity” means, with respect to a conversion, the entity that results from conversion of the constituent entity.
     (Added to NRS by 2001, 1403; A 2001, 3199)
     NRS 92A.093 “Sign” defined. “Sign” means to affix a signature to a record.
      (Added to NRS by 2003, 3181)
     NRS 92A.097 “Signature” defined. “Signature” means a name, word, symbol or mark executed or otherwise adopted, or a record encrypted or similarly processed in whole or in part, by a person with the present intent to identify himself and adopt or accept a record. The term includes, without limitation, an electronic signature as defined in NRS 719.100.
     (Added to NRS by 2003, 3181)
AUTHORITY, PROCEDURE AND EFFECT
     NRS 92A.100 Authority for merger; approval, contents and form of plan of merger.
     1. Except as limited by NRS 78.411 to 78.444, inclusive, one or more domestic entities may merge into another entity if the plan of merger is approved pursuant to the provisions of this chapter.
     2. Except as otherwise provided in NRS 92A.180, the plan of merger must set forth:
     (a) The name and jurisdiction of organization of each constituent entity;
     (b) The name, jurisdiction of organization and kind of entity or entities that will survive the merger;
     (c) The terms and conditions of the merger; and
     (d) The manner and basis, if any, of converting the owner’s interests of each constituent entity into owner’s interests, rights to purchase owner’s interests, or other securities of the surviving or other entity or into cash or other property in whole or in part or cancelling such owner’s interests in whole or in part.
     3. The plan of merger may set forth:
     (a) Amendments to the constituent documents of the surviving entity; and
     (b) Other provisions relating to the merger.
     4. The plan of merger must be in writing.
     (Added to NRS by 1995, 2080; A 1997, 726; 2003, 3181; 2005, 2200)
     NRS 92A.105 Authority for conversion; approval, form and contents of plan of conversion.
     1. Except as limited by NRS 78.411 to 78.444, inclusive, one domestic general partnership or one domestic entity, except a domestic nonprofit corporation, may convert into a domestic entity of a different type or a foreign entity if the plan of conversion is approved pursuant to the provisions of this chapter.
     2. The plan of conversion must be in writing and set forth the:
     (a) Name of the constituent entity and the proposed name for the resulting entity;
     (b) Jurisdiction of the law that governs the constituent entity;
     (c) Jurisdiction of the law that will govern the resulting entity;
     (d) Terms and conditions of the conversion;
     (e) Manner and basis, if any, of converting the owner’s interest or the interest of a partner in a general partnership of the constituent entity into owner’s interests, rights of purchase and other securities in the resulting entity or cancelling such owner’s interests in whole or in part; and
     (f) Full text of the charter documents of the resulting entity.
     3. The plan of conversion may set forth other provisions relating to the conversion.
     (Added to NRS by 2001, 1403; A 2001, 3199; 2003, 3181; 2005, 2200)
     NRS 92A.110 Authority for exchange; approval, contents and form of plan of exchange.
     1. Except as a corporation is limited by NRS 78.411 to 78.444, inclusive, one or more domestic entities may acquire all of the outstanding owner’s interests of one or more classes or series of another entity not already owned by the acquiring entity or an affiliate thereof if the plan of exchange is approved pursuant to the provisions of this chapter.
     2. The plan of exchange must set forth:
     (a) The name and jurisdiction of organization of each constituent entity;
     (b) The name, jurisdiction of organization and kind of each entity whose owner’s interests will be acquired by one or more other entities;
     (c) The terms and conditions of the exchange; and
     (d) The manner and basis, if any, of exchanging the owner’s interests to be acquired for owner’s interests, rights to purchase owner’s interests, or other securities of the acquiring or any other entity or for cash or other property in whole or in part or cancelling such owner’s interests in whole or in part.
     3. The plan of exchange may set forth other provisions relating to the exchange.
     4. This section does not limit the power of a domestic entity to acquire all or part of the owner’s interests or one or more class or series of owner’s interests of another person through a voluntary exchange or otherwise.
     5. The plan of exchange must be in writing.
     (Added to NRS by 1995, 2080; A 1997, 726; 2005, 2201)

     NRS 92A.120 Approval of plan of merger, conversion or exchange for domestic corporation.
     1. After adopting a plan of merger, exchange or conversion, the board of directors of each domestic corporation that is a constituent entity in the merger or conversion, or the board of directors of the domestic corporation whose shares will be acquired in the exchange, must submit the plan of merger, except as otherwise provided in NRS 92A.130 and 92A.180, the plan of conversion or the plan of exchange for approval by its stockholders who are entitled to vote on the plan in accordance with the provisions of this section.
     2. For a plan of merger, conversion or exchange to be approved:
     (a) The board of directors must recommend the plan of merger, conversion or exchange to the stockholders, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the stockholders with the plan; and
     (b) The stockholders entitled to vote must approve the plan.
     3. The board of directors may condition its submission of the proposed merger, conversion or exchange on any basis. The provisions of this section or this chapter must not be construed to permit a board of directors to submit, or to agree to submit, a plan of merger, conversion or exchange to the stockholders without the recommendation of the board required pursuant to paragraph (a) of subsection 2 unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the stockholders with the plan. Any agreement of the board of directors to submit a plan of merger, conversion or exchange to the stockholders notwithstanding an adverse recommendation of the board of directors shall be deemed to be of no force or effect.
     4. Unless the plan of merger, conversion or exchange is approved by the written consent of stockholders pursuant to subsection 7, the domestic corporation must notify each stockholder, whether or not he is entitled to vote, of the proposed stockholders’ meeting in accordance with NRS 78.370. The notice must also state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, conversion or exchange and must contain or be accompanied by a copy or summary of the plan.
     5. Unless this chapter, the articles of incorporation, the resolutions of the board of directors establishing the class or series of stock or the board of directors acting pursuant to subsection 3 require a greater vote or a vote by classes of stockholders, the plan of merger or conversion must be approved by a majority of the voting power of the stockholders.
     6. Unless the articles of incorporation or the resolution of the board of directors establishing a class or series of stock provide otherwise, or unless the board of directors acting pursuant to subsection 3 requires a greater vote, the plan of exchange must be approved by a majority of the voting power of each class and each series to be exchanged pursuant to the plan of exchange.
     7. Unless otherwise provided in the articles of incorporation or the bylaws of the domestic corporation, the plan of merger, conversion or exchange may be approved by written consent as provided in NRS 78.320.
     8. If an officer, director or stockholder of a domestic corporation, which will be the constituent entity in a conversion, will have any liability for the obligations of the resulting entity after the conversion because he will be the owner of an owner’s interest in the resulting entity, then that officer, director or stockholder must also approve the plan of conversion.
     9. Unless otherwise provided in the articles of incorporation or bylaws of a domestic corporation, a plan of merger, conversion or exchange may contain a provision that permits amendment of the plan of merger, conversion or exchange at any time after the stockholders of the domestic corporation approve the plan of merger, conversion or exchange, but before the articles of merger, conversion or exchange become effective, without obtaining the approval of the stockholders of the domestic corporation for the amendment if the amendment does not:
     (a) Alter or change the manner or basis of exchanging an owner’s interest to be acquired for owner’s interests, rights to purchase owner’s interests, or other securities of the acquiring entity or any other entity, or for cash or other property in whole or in part; or
     (b) Alter or change any of the terms and conditions of the plan of merger, conversion or exchange in a manner that adversely affects the stockholders of the domestic corporation.
     10. A board of directors shall cancel the proposed meeting or remove the plan of merger, conversion or exchange from consideration at the meeting if the board of directors determines that it is not advisable to submit the plan of merger, conversion or exchange to the stockholders for approval.
     (Added to NRS by 1995, 2081; A 2001, 1407, 3199; 2003, 3182; 2005, 2201)
     NRS 92A.130 Approval of plan of merger for domestic corporation: Conditions under which action by stockholders of surviving corporation is not required.
     1. Action by the stockholders of a surviving domestic corporation on a plan of merger is not required if:
     (a) The articles of incorporation of the surviving domestic corporation will not differ from its articles before the merger;
     (b) Each stockholder of the surviving domestic corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger;
     (c) The number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and
     (d) The number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.
     2. As used in this section:
     (a) “Participating shares” means shares that entitle their holders to participate without limitation in distributions.

     (b) “Voting shares” means shares that entitle their holders to vote unconditionally in elections of directors.
     (Added to NRS by 1995, 2082)
     NRS 92A.135 Approval of plan of conversion for domestic general partnership. Unless otherwise provided in the partnership agreement, all partners must approve a plan of conversion involving a domestic general partnership.
     (Added to NRS by 2001, 1403; A 2001, 3199)
     NRS 92A.140 Approval of plan of merger, conversion or exchange for domestic limited partnership.
     1. Unless otherwise provided in the partnership agreement or the certificate of limited partnership, a plan of merger, conversion or exchange involving a domestic limited partnership must be approved by all general partners and by limited partners who own a majority in interest of the partnership then owned by all the limited partners. If the partnership has more than one class of limited partners, the plan of merger, conversion or exchange must be approved by those limited partners who own a majority in interest of the partnership then owned by the limited partners in each class.
     2. For the purposes of this section, “majority in interest of the partnership” means a majority of the interests in capital and profits of the limited partners of a domestic limited partnership which:
     (a) In the case of capital, is determined as of the date of the approval of the plan of merger, conversion or exchange.
     (b) In the case of profits, is based on any reasonable estimate of profits for the period beginning on the date of the approval of the plan of merger, conversion or exchange and ending on the anticipated date of the termination of the domestic limited partnership, including any present or future division of profits distributed pursuant to the partnership agreement.
     3. If any partner of a domestic limited partnership, which will be the constituent entity in a conversion, will have any liability for the obligations of the resulting entity after the conversion because he will be the owner of an owner’s interest in the resulting entity, then that partner must also approve the plan of conversion.
     (Added to NRS by 1995, 2082; A 1997, 727; 2001, 1409, 3199)
     NRS 92A.150 Approval of plan of merger, conversion or exchange for domestic limited-liability company.
     1. Unless otherwise provided in the articles of organization or an operating agreement:
     (a) A plan of merger, conversion or exchange involving a domestic limited-liability company must be approved by members who own a majority of the interests in the current profits of the company then owned by all of the members; and
     (b) If the company has more than one class of members, the plan of merger, conversion or exchange must be approved by those members who own a majority of the interests in the current profits of the company then owned by the members in each class.
     2. If any manager or member of a domestic limited-liability company, which will be the constituent entity in a conversion, will have any liability for the obligations of the resulting entity after the conversion because he will be the owner of an owner’s interest in the resulting entity, then that manager or member must also approve the plan of conversion.
     (Added to NRS by 1995, 2082; A 1997, 727; 1999, 1627; 2001, 1409, 3199)
     NRS 92A.160 Approval of plan of merger or exchange for domestic nonprofit corporation.
     1. A plan of merger or exchange involving a domestic nonprofit corporation must be adopted by the board of directors. The plan must also be approved by each public officer or other person whose approval of a plan of merger or exchange is required by the articles of incorporation of the domestic nonprofit corporation.
     2. If the domestic nonprofit corporation has members entitled to vote on plans of merger or exchange, the board of directors of the domestic nonprofit corporation must recommend the plan of merger or exchange to the members, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the members with the plan.
     3. The board of directors may condition its submission of the proposed merger or exchange on any basis.
     4. The members entitled to vote on a plan of merger or exchange must approve the plan at a meeting of members called for that purpose, by written consent pursuant to NRS 82.276, or by a vote by written ballot pursuant to NRS 82.326.
     5. The corporation must notify, in the manner required by NRS 82.336, each nonprofit member of the time and place of the meeting of members at which the plan of merger or exchange will be submitted for a vote.
     6. Unless the articles of incorporation of the domestic nonprofit corporation or the board of directors acting pursuant to subsection 3 require a greater vote or a vote by classes of members, the plan of merger or exchange to be authorized must be approved by a majority of a quorum of the members unless a class of members is entitled to vote thereon as a class. If a class of members is so entitled, the plan must be approved by a majority of a quorum of the votes entitled to be cast on the plan by each class.
     7. Separate voting by a class of members is required:
     (a) On a plan of merger if the plan contains a provision that, if contained in the proposed amendment to articles of incorporation, would entitle particular members to vote as a class on the proposed amendment; and
     (b) On a plan of exchange by each class or series of memberships included in the exchange, with each class or series constituting a separate voting class.
     (Added to NRS by 1995, 2082)
     NRS 92A.165 Approval of plan of merger, conversion or exchange for domestic business trust. Unless otherwise provided in the certificate of trust or governing instrument of a domestic business trust, a plan of merger, conversion or exchange must be approved by all the trustees and beneficial owners of each domestic business trust that is a constituent entity in the merger.
     (Added to NRS by 1999, 1626; A 2001, 1409, 3199; 2003, 3183)

     NRS 92A.170 Abandonment of planned merger, conversion or exchange before filing of articles. After a merger, conversion or exchange is approved, and at any time before the articles of merger, conversion or exchange are filed, the planned merger, conversion or exchange may be abandoned, subject to any contractual rights, without further action, in accordance with the procedure set forth in the plan of merger, conversion or exchange or, if none is set forth, in the case of:
     1. A domestic corporation, whether or not for profit, by the board of directors;
     2. A domestic limited partnership, unless otherwise provided in the partnership agreement or certificate of limited partnership, by all general partners;
     3. A domestic limited-liability company, unless otherwise provided in the articles of organization or an operating agreement, by members who own a majority in interest in the current profits of the company then owned by all of the members or, if the company has more than one class of members, by members who own a majority in interest in the current profits of the company then owned by the members in each class;
     4. A domestic business trust, unless otherwise provided in the certificate of trust or governing instrument, by all the trustees; and
     5. A domestic general partnership, unless otherwise provided in the partnership agreement, by all the partners.
     (Added to NRS by 1995, 2083; A 1999, 1627; 2001, 1409, 3199)
     NRS 92A.175 Termination of planned merger, conversion or exchange after filing of articles. After a merger, conversion or exchange is approved, at any time after the articles of merger, conversion or exchange are filed but before an effective date specified in the articles which is later than the date of filing the articles, the planned merger, conversion or exchange may be terminated in accordance with a procedure set forth in the plan of merger, conversion or exchange by filing articles of termination pursuant to the provisions of NRS 92A.240.
     (Added to NRS by 1999, 1626; A 2001, 1410, 3199)
     NRS 92A.180 Merger of subsidiary into parent or parent into subsidiary.
     1. A parent domestic corporation, whether or not for profit, parent domestic limited-liability company, unless otherwise provided in the articles of organization or operating agreement, or parent domestic limited partnership owning at least 90 percent of the outstanding shares of each class of a subsidiary corporation entitled to vote on a merger, 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited-liability company then owned by each class of members entitled to vote on a merger or 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited partnership then owned by both the general partners and each class of limited partners entitled to vote on a merger may merge the subsidiary into itself without approval of the owners of the owner’s interests of the parent domestic corporation, domestic limited-liability company or domestic limited partnership or the owners of the owner’s interests of a subsidiary domestic corporation, subsidiary domestic limited-liability company or subsidiary domestic limited partnership.
     2. A parent domestic corporation, whether or not for profit, parent domestic limited-liability company, unless otherwise provided in the articles of organization or operating agreement, or parent domestic limited partnership owning at least 90 percent of the outstanding shares of each class of a subsidiary corporation entitled to vote on a merger, 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited-liability company then owned by each class of members entitled to vote on a merger, or 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited partnership then owned by both the general partners and each class of limited partners entitled to vote on a merger may merge with and into the subsidiary without approval of the owners of the owner’s interests of the subsidiary domestic corporation, subsidiary domestic limited-liability company or subsidiary domestic limited partnership.
     3. The board of directors of a parent corporation, the managers of a parent limited-liability company with managers unless otherwise provided in the operating agreement, all members of a parent limited-liability company without managers unless otherwise provided in the operating agreement, or all general partners of a parent limited partnership shall adopt a plan of merger that sets forth:
     (a) The names of the parent and subsidiary; and
     (b) The manner and basis of converting the owner’s interests of the disappearing entity into the owner’s interests, obligations or other securities of the surviving or any other entity or into cash or other property in whole or in part.
     4. The parent shall mail a copy or summary of the plan of merger to each owner of the subsidiary who does not waive the mailing requirement in writing.
     5. Articles of merger under this section may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.
     6. The articles of incorporation of a domestic corporation, the articles of organization of a domestic limited-liability company, the certificate of limited partnership of a domestic limited partnership or the certificate of trust of a domestic business trust may forbid that entity from entering into a merger pursuant to this section.
     (Added to NRS by 1995, 2083; A 1997, 727; 1999, 1627; 2001, 1410, 3199; 2005, 2203)
     NRS 92A.190 Merger or exchange with foreign entity.
     1. One or more foreign entities may merge or enter into an exchange of owner’s interests with one or more domestic entities if:
     (a) In a merger, the merger is permitted by the law of the jurisdiction under whose law each foreign entity is organized and governed and each foreign entity complies with that law in effecting the merger;
     (b) In an exchange, the entity whose owner’s interests will be acquired is a domestic entity, whether or not an exchange of owner’s interests is permitted by the law of the jurisdiction under whose law the acquiring entity is organized;
     (c) The foreign entity complies with NRS 92A.200 to 92A.240, inclusive, if it is the surviving entity in the merger or acquiring entity in the exchange and sets forth in the articles of merger or exchange its address where copies of process may be sent by the Secretary of State; and
     (d) Each domestic entity complies with the applicable provisions of NRS 92A.100 to 92A.180, inclusive, and, if it is the surviving entity in the merger or acquiring entity in the exchange, with NRS 92A.200 to 92A.240, inclusive.

     2. When the merger or exchange takes effect, the surviving foreign entity in a merger and the acquiring foreign entity in an exchange shall be deemed:
     (a) To appoint the Secretary of State as its agent for service of process in a proceeding to enforce any obligation which accrued before the merger or exchange became effective or the rights of dissenting owners of each domestic entity that was a party to the merger or exchange. Service of such process must be made by personally delivering to and leaving with the Secretary of State duplicate copies of the process and the payment of a fee of $100 for accepting and transmitting the process. The Secretary of State shall forthwith send by registered or certified mail one of the copies to the surviving or acquiring entity at its specified address, unless the surviving or acquiring entity has designated in writing to the Secretary of State a different address for that purpose, in which case it must be mailed to the last address so designated.
     (b) To agree that it will promptly pay to the dissenting owners of each domestic entity that is a party to the merger or exchange the amount, if any, to which they are entitled under or created pursuant to NRS 92A.300 to 92A.500, inclusive.
     3. This section does not limit the power of a foreign entity to acquire all or part of the owner’s interests of one or more classes or series of a domestic entity through a voluntary exchange or otherwise.
     (Added to NRS by 1995, 2086; A 1997, 728; 1999, 1628; 2001, 3192; 2003, 3183; 2003, 20th Special Session, 125)
     NRS 92A.195 Conversion of foreign entity or foreign general partnership.
     1. One foreign entity or foreign general partnership may convert into one domestic entity if:
     (a) The conversion is permitted by the law of the jurisdiction governing the foreign entity or foreign general partnership and the foreign entity or foreign general partnership complies with that law in effecting the conversion;
     (b) The foreign entity or foreign general partnership complies with the applicable provisions of NRS 92A.205 and, if it is the resulting entity in the conversion, with NRS 92A.210 to 92A.240, inclusive; and
     (c) The domestic entity complies with the applicable provisions of NRS 92A.105, 92A.120, 92A.135, 92A.140 and 92A.165 and, if it is the resulting entity in the conversion, with NRS 92A.205 to 92A.240, inclusive.
     2. When the conversion takes effect, the resulting foreign entity in a conversion shall be deemed to have appointed the Secretary of State as its agent for service of process in a proceeding to enforce any obligation. Service of process must be made personally by delivering to and leaving with the Secretary of State duplicate copies of the process and the payment of a fee of $100 for accepting and transmitting the process. The Secretary of State shall send one of the copies of the process by registered or certified mail to the resulting entity at its specified address, unless the resulting entity has designated in writing to the Secretary of State a different address for that purpose, in which case it must be mailed to the last address so designated.
     (Added to NRS by 2001, 1403; A 2001, 3199; 2003, 20th Special Session, 126)
     NRS 92A.200 Filing requirements for mergers or exchanges; dependency of terms of plan of merger, conversion or exchange on extrinsic facts.
     1. After a plan of merger or exchange is approved as required by this chapter, the surviving or acquiring entity shall deliver to the Secretary of State for filing articles of merger or exchange setting forth:
     (a) The name and jurisdiction of organization of each constituent entity;
     (b) That a plan of merger or exchange has been adopted by each constituent entity or the parent domestic entity only, if the merger is pursuant to NRS 92A.180;
     (c) If approval of the owners of one or more constituent entities was not required, a statement to that effect and the name of each entity;
     (d) If approval of owners of one or more constituent entities was required, the name of each entity and a statement for each entity that the plan was approved by the required consent of the owners;
     (e) In the case of a merger, the amendment, if any, to the charter document of the surviving entity, which amendment may be set forth in the articles of merger as a specific amendment or in the form of an amended and restated charter document or attached in that form as an exhibit; and
     (f) If the entire plan of merger or exchange is not set forth, a statement that the complete signed plan of merger or plan of exchange is on file at the registered office if a corporation, limited-liability company or business trust, or office described in paragraph (a) of subsection 1 of NRS 87A.215 or paragraph (a) of subsection 1 of NRS 88.330 if a limited partnership, or other place of business of the surviving entity or the acquiring entity, respectively.
     2. Any of the terms of the plan of merger, conversion or exchange may be made dependent upon facts ascertainable outside of the plan of merger, conversion or exchange, provided that the plan of merger, conversion or exchange clearly and expressly sets forth the manner in which such facts shall operate upon the terms of the plan. As used in this section, the term “facts” includes, without limitation, the occurrence of an event, including a determination or action by a person or body, including a constituent entity.
     (Added to NRS by 1995, 2084; A 1997, 729; 1999, 1629; 2001, 1411, 3199; 2003, 3184; 2003, 20th Special Session, 126; 2007, 483)
     NRS 92A.205 Filing requirements for conversions.
     1. After a plan of conversion is approved as required by this chapter, if the resulting entity is a domestic entity, the constituent entity shall deliver to the Secretary of State for filing:
     (a) Articles of conversion setting forth:
          (1) The name and jurisdiction of organization of the constituent entity and the resulting entity; and
          (2) That a plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.
     (b) The charter document of the domestic resulting entity required by the applicable provisions of chapter 78, 78A, 86, 87A, 88, 88A or 89 of NRS.
     (c) The information required pursuant to NRS 77.310.
     2. After a plan of conversion is approved as required by this chapter, if the resulting entity is a foreign entity, the constituent entity shall deliver to the Secretary of State for filing articles of conversion setting forth:

     (a) The name and jurisdiction of organization of the constituent entity and the resulting entity;
     (b) That a plan of conversion has been adopted by the constituent entity in compliance with the laws of this State; and
     (c) The address of the resulting entity where copies of process may be sent by the Secretary of State.
     3. If the entire plan of conversion is not set forth in the articles of conversion, the filing party must include in the articles of conversion a statement that the complete signed plan of conversion is on file at the registered office or principal place of business of the resulting entity or, if the resulting entity is a domestic limited partnership, the office described in paragraph (a) of subsection 1 of NRS 87A.215 or paragraph (a) of subsection 1 of NRS 88.330.
     4. If the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the charter document to be filed with the Secretary of State pursuant to paragraph (b) of subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date.
     5. Any records filed with the Secretary of State pursuant to this section must be accompanied by the fees required pursuant to this title for filing the charter document.
     (Added to NRS by 2001, 1404; A 2001, 3199; 2003, 3185; 2003, 20th Special Session, 127; 2007, 484, 1343, 2702)
     NRS 92A.207 Form required for filing of records.
     1. Each record filed with the Secretary of State pursuant to this chapter must be on or accompanied by a form prescribed by the Secretary of State.
     2. The Secretary of State may refuse to file a record which does not comply with subsection 1 or which does not contain all of the information required by statute for filing the record.
     3. If the provisions of the form prescribed by the Secretary of State conflict with the provisions of any record that is submitted for filing with the form:
     (a) The provisions of the form control for all purposes with respect to the information that is required by statute to appear in the record in order for the record to be filed; and
     (b) Unless otherwise provided in the record, the provisions of the record control in every other situation.
     4. The Secretary of State may by regulation provide for the electronic filing of records with the Office of the Secretary of State.
     (Added to NRS by 2003, 20th Special Session, 125)
     NRS 92A.210 Filing fees.
     1. Except as otherwise provided in this section, the fee for filing articles of merger, articles of conversion, articles of exchange, articles of domestication or articles of termination is $350. The fee for filing the charter documents of a domestic resulting entity is the fee for filing the charter documents determined by the chapter of NRS governing the particular domestic resulting entity.
     2. The fee for filing articles of merger of two or more domestic corporations is the difference between the fee computed at the rates specified in NRS 78.760 upon the aggregate authorized stock of the corporation created by the merger and the fee computed upon the aggregate amount of the total authorized stock of the constituent corporation.
     3. The fee for filing articles of merger of one or more domestic corporations with one or more foreign corporations is the difference between the fee computed at the rates specified in NRS 78.760 upon the aggregate authorized stock of the corporation created by the merger and the fee computed upon the aggregate amount of the total authorized stock of the constituent corporations which have paid the fees required by NRS 78.760 and 80.050.
     4. The fee for filing articles of merger of two or more domestic or foreign corporations must not be less than $350. The amount paid pursuant to subsection 3 must not exceed $35,000.
     (Added to NRS by 1995, 2085; A 1999, 1629; 2001, 1412, 3192, 3199; 2003, 3186; 2003, 20th Special Session, 128)
     NRS 92A.220 Duty when entire plan of merger, conversion or exchange is not set forth in articles. If the entire plan of merger, conversion or exchange is not set forth in the articles of merger, conversion or exchange, a copy of the plan of merger, conversion or exchange must be furnished by the surviving, acquiring or resulting entity, on request and without cost, to any owner of any entity which is a party to the merger, conversion or exchange.
     (Added to NRS by 1995, 2085; A 2001, 1413, 3199)
     NRS 92A.230 Signing of articles of merger, conversion or exchange. Articles of merger, conversion or exchange must be signed by each foreign and domestic constituent entity as follows:
     1. By an officer of a corporation, whether or not for profit;
     2. By one of the general partners of a limited partnership;
     3. By a manager of a limited-liability company with managers or by one member of a limited-liability company without managers;
     4. By a trustee of a business trust; and
     5. By one general partner of a general partnership.
     (Added to NRS by 1995, 2085; A 1997, 730; 1999, 1630; 2001, 101, 1413, 2726, 3199; 2003, 48, 3186)
     NRS 92A.240 Effective date of merger, conversion or exchange; articles of termination.
     1. A merger, conversion or exchange takes effect upon filing the articles of merger, conversion or exchange or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed.
     2. If the filed articles of merger, conversion or exchange specify such a later effective date, the constituent entity or entities may file articles of termination before the effective date, setting forth:
     (a) The name of each constituent entity and, for a conversion, the resulting entity; and
     (b) That the merger, conversion or exchange has been terminated pursuant to the plan of merger, conversion or exchange.

     3. The articles of termination must be signed in the manner provided in NRS 92A.230.
     (Added to NRS by 1995, 2085; A 1999, 1630; 2001, 1413, 3199; 2003, 3187)
     NRS 92A.250 Effect of merger, conversion or exchange.
     1. When a merger takes effect:
     (a) Every other entity that is a constituent entity merges into the surviving entity and the separate existence of every entity except the surviving entity ceases;
     (b) The title to all real estate and other property owned by each merging constituent entity is vested in the surviving entity without reversion or impairment;
     (c) The surviving entity has all of the liabilities of each other constituent entity;
     (d) A proceeding pending against any constituent entity may be continued as if the merger had not occurred or the surviving entity may be substituted in the proceeding for the entity whose existence has ceased;
     (e) The articles of incorporation, articles of organization, certificate of limited partnership or certificate of trust of the surviving entity are amended to the extent provided in the plan of merger; and
     (f) The owner’s interests of each constituent entity that are to be converted into owner’s interests, obligations or other securities of the surviving or any other entity or into cash or other property are converted, and the former holders of the owner’s interests are entitled only to the rights provided in the articles of merger or any created pursuant to NRS 92A.300 to 92A.500, inclusive.
     2. When an exchange takes effect, the owner’s interests of each acquired entity are exchanged as provided in the plan, and the former holders of the owner’s interests are entitled only to the rights provided in the articles of exchange or any rights created pursuant to NRS 92A.300 to 92A.500, inclusive.
     3. When a conversion takes effect:
     (a) The constituent entity is converted into the resulting entity and is governed by and subject to the law of the jurisdiction of the resulting entity;
     (b) The conversion is a continuation of the existence of the constituent entity;
     (c) The title to all real estate and other property owned by the constituent entity is vested in the resulting entity without reversion or impairment;
     (d) The resulting entity has all the liabilities of the constituent entity;
     (e) A proceeding pending against the constituent entity may be continued as if the conversion had not occurred or the resulting entity may be substituted in the proceeding for the constituent entity;
     (f) The owner’s interests of the constituent entity that are to be converted into the owner’s interests of the resulting entity are converted;
     (g) An owner of the resulting entity remains liable for all the obligations of the constituent entity to the extent the owner was personally liable before the conversion; and
     (h) The domestic constituent entity is not required to wind up its affairs, pay its liabilities, distribute its assets or dissolve, and the conversion is not deemed a dissolution of the domestic constituent entity.
     (Added to NRS by 1995, 2085; A 1999, 1630; 2001, 1413, 3199)
     NRS 92A.260 Liability of owner after merger, conversion or exchange. An owner that is not personally liable for the debts, liabilities or obligations of the entity pursuant to the laws and constituent documents under which the entity was organized does not become personally liable for the debts, liabilities or obligations of the surviving entity or entities of the merger or exchange or the resulting entity of the conversion unless the owner consents to becoming personally liable by action taken in connection with the plan of merger, conversion or exchange.
     (Added to NRS by 1995, 2081; A 2001, 1414, 3199)
     NRS 92A.270 Domestication of undomesticated organization.
     1. Any undomesticated organization may become domesticated in this State as a domestic entity by:
     (a) Paying to the Secretary of State the fees required pursuant to this title for filing the charter document; and
     (b) Filing with the Secretary of State:
          (1) Articles of domestication which must be signed by an authorized representative of the undomesticated organization approved in compliance with subsection 6;
          (2) The appropriate charter document for the type of domestic entity; and
          (3) The information required pursuant to NRS 77.310.
     2. The articles of domestication must set forth the:
     (a) Date when and the jurisdiction where the undomesticated organization was first formed, incorporated, organized or otherwise created;
     (b) Name of the undomesticated organization immediately before filing the articles of domestication;
     (c) Name and type of domestic entity as set forth in its charter document pursuant to subsection 1; and
     (d) Jurisdiction that constituted the principal place of business or central administration of the undomesticated organization, or any other equivalent thereto pursuant to applicable law, immediately before filing the articles of domestication.
     3. Upon filing the articles of domestication and the charter document with the Secretary of State, and the payment of the requisite fee for filing the charter document of the domestic entity, the undomesticated organization is domesticated in this State as the domestic entity described in the charter document filed pursuant to subsection 1. The existence of the domestic entity begins on the date the undomesticated organization began its existence in the jurisdiction in which the undomesticated organization was first formed, incorporated, organized or otherwise created.
     4. The domestication of any undomesticated organization does not affect any obligations or liabilities of the undomesticated organization incurred before its domestication.

     5. The filing of the charter document of the domestic entity pursuant to subsection 1 does not affect the choice of law applicable to the undomesticated organization. From the date the charter document of the domestic entity is filed, the law of this State applies to the domestic entity to the same extent as if the undomesticated organization was organized and created as a domestic entity on that date.
     6. Before filing articles of domestication, the domestication must be approved in the manner required by:
     (a) The document, instrument, agreement or other writing governing the internal affairs of the undomesticated organization and the conduct of its business; and
     (b) Applicable foreign law.
     7. When a domestication becomes effective, all rights, privileges and powers of the undomesticated organization, all property owned by the undomesticated organization, all debts due to the undomesticated organization, and all causes of action belonging to the undomesticated organization are vested in the domestic entity and become the property of the domestic entity to the same extent as vested in the undomesticated organization immediately before domestication. The title to any real property vested by deed or otherwise in the undomesticated organization is not reverted or impaired by the domestication. All rights of creditors and all liens upon any property of the undomesticated organization are preserved unimpaired and all debts, liabilities and duties of an undomesticated organization that has been domesticated attach to the domestic entity resulting from the domestication and may be enforced against it to the same extent as if the debts, liability and duties had been incurred or contracted by the domestic entity.
     8. When an undomesticated organization is domesticated, the domestic entity resulting from the domestication is for all purposes deemed to be the same entity as the undomesticated organization. Unless otherwise agreed by the owners of the undomesticated organization or as required pursuant to applicable foreign law, the domestic entity resulting from the domestication is not required to wind up its affairs, pay its liabilities or distribute its assets. The domestication of an undomesticated organization does not constitute the dissolution of the undomesticated organization. The domestication constitutes a continuation of the existence of the undomesticated organization in the form of a domestic entity. If, following domestication, an undomesticated organization that has become domesticated pursuant to this section continues its existence in the foreign country or foreign jurisdiction in which it was existing immediately before the domestication, the domestic entity and the undomesticated organization are for all purposes a single entity formed, incorporated, organized or otherwise created and existing pursuant to the laws of this State and the laws of the foreign country or other foreign jurisdiction.
     9. As used in this section, “undomesticated organization” means any incorporated organization, private law corporation, whether or not organized for business purposes, public law corporation, general partnership, registered limited-liability partnership, limited partnership or registered limited-liability limited partnership, proprietorship, joint venture, foundation, business trust, real estate investment trust, common-law trust or any other unincorporated business formed, organized, created or the internal affairs of which are governed by the laws of any foreign country or jurisdiction other than the United States, the District of Columbia or another state, territory, possession, commonwealth or dependency of the United States.
     (Added to NRS by 2001, 1405; A 2001, 3199; 2003, 3187; 2007, 2702)
RIGHTS OF DISSENTING OWNERS
     NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
     (Added to NRS by 1995, 2086)
     NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
     (Added to NRS by 1995, 2087)
     NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.
     (Added to NRS by 1995, 2087)
     NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
     (Added to NRS by 1995, 2087; A 1999, 1631)
     NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
     (Added to NRS by 1995, 2087)
     NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.
     (Added to NRS by 1995, 2087)
     NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.
     (Added to NRS by 1995, 2087)
     NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
     (Added to NRS by 1995, 2087)
     NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
     (Added to NRS by 1995, 2087)
     NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
     (Added to NRS by 1995, 2088)
     NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
     (Added to NRS by 1995, 2088)
     NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.
     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
     (Added to NRS by 1995, 2088)
     NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
     1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
     (a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:
          (1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or
          (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.
     (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.
     (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
     (d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.
     2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
     3. From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised his right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.
     (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438)
     NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:
     (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

     (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
          (1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:
               (I) The surviving or acquiring entity; or
               (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or
          (2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs
(I) and (II) of subparagraph (1) of paragraph (b).
     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
     (Added to NRS by 1995, 2088)
     NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
     1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
     2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:
     (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and
     (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
     (Added to NRS by 1995, 2089)
     NRS 92A.410 Notification of stockholders regarding right of dissent.
     1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
     2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.
     (Added to NRS by 1995, 2089; A 1997, 730)
     NRS 92A.420 Prerequisites to demand for payment for shares.
     1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:
     (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (b) Must not vote his shares in favor of the proposed action.
     2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.
     3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204)
     NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.
     1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.
     2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;
     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
     (Added to NRS by 1995, 2089; A 2005, 2205)
     NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.
     1. A stockholder to whom a dissenter’s notice is sent must:
     (a) Demand payment;
     (b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

     (c) Deposit his certificates, if any, in accordance with the terms of the notice.
     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.
     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)
     NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
     2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.
     (Added to NRS by 1995, 2090)
     NRS 92A.460 Payment for shares: General requirements.
     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
     (a) Of the county where the corporation’s principal office is located;
     (b) If the corporation’s principal office is not located in this State, in Carson City; or
     (c) At the election of any dissenter residing or having its principal office in this State, of the county where the dissenter resides or has its principal office.
The court shall dispose of the complaint promptly.
     2. The payment must be accompanied by:
     (a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;
     (b) A statement of the subject corporation’s estimate of the fair value of the shares;
     (c) An explanation of how the interest was calculated;
     (d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and
     (e) A copy of NRS 92A.300 to 92A.500, inclusive.
     (Added to NRS by 1995, 2090; A 2007, 2704)
     NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.
     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.
     (Added to NRS by 1995, 2091)
     NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
     (Added to NRS by 1995, 2091)
     NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in Carson City.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:
     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
     (Added to NRS by 1995, 2091; A 2007, 2705)
     NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.
     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
     (Added to NRS by 1995, 2092)